Exhibit 10.3

DATED 23 October 2002

CDT ACQUISITION CORP.

and

CAMBRIDGE DISPLAY TECHNOLOGY LIMITED

and

OPSYS LIMITED

and

OPSYS UK LIMITED

and

THE WARRANTORS

and

OPSYS US CORPORATION

and

OPSYS 2 CORPORATION

TRANSACTION AGREEMENT

1.	Interpretation	3
2.	Subscription in Opsys UK	13
3.	Opsys UK Options	13
4.	Conditions to Subscription	17
5.	Consideration	18
6.	Completion	18
7.	Management of Opsys UK	19
8.	Opsys UK Shareholders Arrangements	21
9.	Opsys Limited Option	22
10.	Dilution and Reorganisation	28
11.	Hive Down	29
12.	NewCo and NewCo IP Licence	29
13.	Opsys IP Licence	29
14.	CDT UK IP Licences and Licence Agreements	29
15.	Board Observer	29
16.	Warranties and Covenants	30
17.	CDT’s remedies and Opsys’ and CDT’s limitations on liability	33
18.	Conduct of business before Completion	35
19.	Covenants and Undertakings	35
20.	Employment indemnities	37
21.	Restrictions on business activities	40
22.	Intellectual Property and Business Information	43
23.	Transitional Services	43
24.	Access, Books and Records	43
25.	Effect of Completion	43
26.	Remedies and waivers	44
27.	Assignment	44
28.	Further assurance	44
29.	Entire agreement	45
30.	Notices	45
31.	Announcements	46
32.	Confidentiality	47
33.	Costs and expenses	47
34.	Counterparts	48
35.	Contracts (Rights of Third Parties) Act 1999	48
36.	Choice of governing law	48
37.	Jurisdiction	48

Schedules
Schedule 1 (Conditions to Completion)
Schedule 2 (Completion Arrangements)
Schedule 3 (Warranties)
Schedule 4 (Limitations on liability)
Schedule 5 (Conduct of business before Completion)
Schedule 6 (Basic information about the Opsys Group)
Schedule 7 (Acquired Employees)
Schedule 8 (Property)
Schedule 9 (CDT’s Warranties)
Schedule 10 (Agreements for the issue of shares)
Schedule 11 (Opsys shareholder warranties)

i

List of Agreed Form Documents
Document 1 (Opsys IP Licence)
Document 2 (Opsys UK Loan Agreement)
Document 3 (Opsys UK Articles)
Document 4 (University Licences in agreed form)
Document 5 (Investor Rights Agreement)
Document 6 (Letter from each shareholder of Opsys repeating warranty 43 of Schedule 3)
Document 7 (Hive Down Agreement)
Document 8 (NewCo Shareholders Agreement)
Document 9 (NewCo IP Licence)
Document 10 (Joinder Agreement)
Document 11 (Management Accounts for Opsys Group)
Document 12 (Shareholder and Board Minutes for Opsys)
Document 13 [Intentionally Left Blank]
Document 14 (CDT-USCO IP Licence Agreement)
Document 15 (CDT-NewCo IP Licence Agreement)
Document 16 (Opsys CDT Licence)
Document 17 (NewCo Articles)

ii

THIS AGREEMENT is made on 23 October 2002

BETWEEN:

1.	CDT Acquisition Corp. of Corporation Trust Center, 11551 Mandarin Forest Drive, Jacksonville, Florida 32223, a company organised under the laws of the State of Delaware in the United States of America (“CDT”);

AND

2.	Cambridge Display Technology Limited, a private limited company incorporated in England with registered number 2672530 and registered office at Greenwich House, Madingley Rise, Madingley Road, Cambridge CB3 OHJ, England (“CDT UK”);

AND

3.	Opsys Limited, a private limited company incorporated in England with registered number 03426174 and registered office at Unit 8 Begbroke Business & Science Park, Sandy Lane, Yarton, Kidlington, Oxfordshire, OX5 1PF, England (“Opsys”);

AND

4.	Opsys UK Limited, a private limited company incorporated in England, registered number 04421247 with registered office at 2 Temple Beck, East Temple Quay, Bristol, BS1 6EG, England (“Opsys UK”);

AND

5.	Alexis Zervoglos of 40 Sloane Court West, London, SW3 4TB, England;

AND

6.	Michael Holmes of 3 Capel Close, Oxford, OX2 7LA, England;

(Alexis Zervoglos and Michael Holmes together being the “Warrantors”)

AND

7.	Opsys US Corporation of 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle, a company organised under the laws of the State of Delaware in the United States of America (“USCO 1 Corporation”);

AND

8.	Opsys 2 Corporation of 1013 Centre Road, Wilmingon, Delaware 19805, County of New Castle, a company organised under the laws of the State of Delaware in the United States of America (“USCO 2 Corporation”).

WHEREAS:

(A)	Particulars of Opsys UK are set out in Part 2 of Schedule 6 (Basic information about the Opsys Group).

(B)	CDT has agreed to subscribe for and Opsys UK has agreed to issue the Opsys UK Subscription Shares (as defined in this agreement) in each case on the terms and subject to the conditions of this agreement.

(C)	Opsys and Opsys UK desire to retain the services of CDT UK to manage the assets and business of Opsys UK and CDT UK is willing to provide such services to Opsys under a management arrangement on the terms and subject to the conditions of this agreement.

(D)	CDT and Opsys have agreed to enter into put and call options over the whole of the issued share capital of Opsys UK held by Opsys from time to time and CDT have agreed to grant Opsys Shareholders a put option over the whole of the issued share capital of Opsys, on and subject to the terms of this agreement.

(E)	It is the intention that, after the date of this agreement, Opsys will be restructured so that its subsidiaries (USCO 1 Corporation and USCO 2 Corporation) and any other operations located in the United States of America and all liabilities or obligations of any kind relating to such operations including liabilities relating to all employees retained by such business are divested into a newly incorporated company.

(F)	CDT and Opsys have agreed that all of the assets used by Opsys in the course of or required to operate its business in the United Kingdom including all intellectual property owned or exclusively licenced by Opsys, the benefit of licence and research agreements with Oxford University, St. Andrews University and Durham University, the benefit of service contracts with all the Acquired Employees, the benefit of the existing property leases in Oxford, all existing customer and supplier contracts and all laboratory and other equipment, whether leased or owned, in each case pertaining to the Opsys UK Business shall be transferred to Opsys UK, on and subject to the terms of a hive down agreement to be entered into between Opsys and Opsys UK.

NOW IT IS HEREBY AGREED as follows:

1.          Interpretation

1.1	In this agreement and the Schedules to it:

“Account Balance”	has the meaning given in sub-clause 19.4;

“Accounts”	means the audited financial statements of Opsys and of each Subsidiary, and the audited consolidated financial statements of those companies, prepared in accordance with the Companies Acts or other applicable law, for each of the three consecutive accounting reference periods the last of which ended on the Accounts Date, together with the directors’ report and the auditors’ certificate on such year end statements by Opsys Accountants, including in each case a balance sheet, a profit and loss account, a statement of cash flow and accompanying notes;

“Accounts Date”	means 30 September, 2001;

“Acquired Employees”	means the employees listed in Schedule 7 Part 1 (Acquired Employees);

“Acquired Consultants”	means the individuals listed in Schedule 7 Part 2 (Acquired Consultants);

“Associated Company” or “Associated Companies”	means in respect of a company an undertaking in which that company has a participating interest (as defined in section 260 Companies Act 1985) which is not a subsidiary of that company;

“Books and Records”	means all notices, correspondence, orders, inquiries, drawings, plans, books of account and other documents and all computer disks or tapes or other machine legible programs or other records;

“Business Day”	means a day (other than a Saturday or a Sunday) on which banks are open for business (other than solely for trading and settlement of currency) in London and New York;

“Business Information”	means all information, know-how and records (whether or not confidential and in whatever form held) including all formulas, designs, specifications, drawings, data, manuals and instructions and all customer lists, sales information, business plans and forecasts, and all technical or other expertise and all computer software and all accounting and tax records, correspondence, orders and inquiries;

“By-Laws”	means the Amended and Restated By-Laws of CDT, as adopted on July 26, 1999, as they may be amended from time to time;

“CDT Shares”	means Class A Common Stock, par value $0.01 per share, in the capital of CDT;

“CDT-NewCo IP Licence Agreement”	means the agreement to licence certain intellectual property rights to NewCo in the agreed form between CDT UK and Opsys;

“CDT’s Accountants”	means Ernst & Young LLP;

“CDT’s Accounts”	means the audited financial statements of CDT and its subsidiaries, comprising the balance sheet and statement of CDT, together in each case with the notes thereon, directors’ report and auditors’ certificate, as at and for the financial period ended on the CDT’s Accounts Date;

“CDT’s Accounts Date”	means 31 December, 2001;

“CDT’s Disclosure Letter”	means the letter of today’s date together with the attachments thereto addressed from CDT to Opsys and the Opsys Shareholders for the purposes of sub-clause 17.11 (CDT remedies and Opsys’ and CDT’s limitations on liability);

“CDT’s Group”	means CDT, its subsidiaries and subsidiary undertakings, any holding company of CDT and all other subsidiaries of any such holding company from time to time;

“CDT’s Solicitors”	means Debevoise & Plimpton, Tower 42, Old Broad Street, London, EC2N 1HQ, England;

“CDT-USCO IP Licence Agreement”	means the agreement to licence certain intellectual property rights between CDT UK and USCO 1 Corporation in the agreed form;

“Code”	means the U.S. Internal Revenue Code of 1986, as amended;

“Companies Acts”	means the Companies Act 1985, the Companies Consolidation (Consequential Provisions) Act 1985, the Companies Act 1989 and Part V of the Criminal Justice Act 1993;

“Completion”	means completion of CDT’s subscription for shares in Opsys UK under this agreement;

“Completion Date”	means the day on which the last of those conditions listed in Schedule 1 (Conditions to Completion) shall have been satisfied, waived or deferred or such other date as the parties may agree in writing but, in any event, no later than the Long Stop Date;

“Conditions”	has the meaning given in sub-clause 4.1 (Conditions);

“Confidential Business Information”	means Business Information which is confidential and relates to the business of Opsys;

“Disclosure Letter”	means the letter of today’s date together with the attachments thereto addressed from the Warrantors to CDT for the purposes of sub-clause 17.2 (CDT remedies and Opsys and CDT limitations on liability) and delivered to the CDT’s Solicitors before the execution of this agreement together with the supplementary disclosure letter delivered on or prior to the Hive Down Date in respect of the Warranties contained in Part 3 of Schedule 3;

“DuPont”	means E.I. DuPont De Nemours and Company;

“DuPont Agreement”	means the Emitter Technology Cross-Licence Agreement between DuPont and Opsys dated 7 June, 2002;

“Durham Licence”	means the agreement between the University of Durham and Opsys dated in August, 2001;

“Environment”	has the meaning given in paragraph 32 of Part 2 of Schedule 3 (Warranties);

“Environmental Laws”	has the meaning given in paragraph 32 of Part 2 of Schedule 3 (Warranties);

“Environmental Matters”	has the meaning given in paragraph 32 of Part 2 of Schedule 3 (Warranties);

“Excluded Individuals”	means any employee, consultant or other individual who works for the Opsys Group on any basis, other than the Acquired Employees, the Acquired Consultants and the Redundant Individuals and including the individuals listed in Schedule 7 Part 3 (Excluded Individuals);

“Framework Agreement”	means the framework agreement for the sponsorship of a research programme dated 14 February, 2002 among the Chancellor, Masters and Scholars of the University of Oxford (“Oxford”), the University Court of the University of St Andrews (“St Andrews”), Opsys and Isis Innovation Limited (“Isis”) and the framework agreement for the sponsorship of a research programme dated 22 April, 2002, among Oxford, the Company and Isis;

“Hive Down Agreement”	means the hive down agreement to be entered into between Opsys UK and Opsys dated on or around the date hereof in the agreed form;

“Hive Down Reorganisation”	means the transfers, transactions and arrangements effected by or contemplated in the Hive Down Agreement;

“Hive Down Date”	means the date on which the Hive Down Reorganisation is completed;

“ICTA 1988”	means the Income and Corporation Taxes Act 1988;

“Information Technology”	means computer hardware, software, networks and/or other information technology (whether embedded or otherwise);

“Initial Public Offering”	means an initial public offering of common stock of CDT after which an established trading market exists for common stock;

“Insolvency Event”	means in relation to any person, (i) an order being made, petition presented, resolution passed or meeting convened for its winding up (or other process whereby its business is terminated and its assets are distributed amongst its creditors and/or shareholders or other contributories) or proceedings being initiated against it under any applicable insolvency, reorganization, or similar laws in any relevant jurisdiction; (ii) a receiver (including an administrative receiver), liquidator, trustee, administrator, custodian or similar official being appointed in any jurisdiction in respect of the whole or any material part of its business or assets;

“Intellectual Property”	means patents, trade marks, and service marks rights in designs, trade or business names, trade secrets, know-how, copyrights, topography rights and rights in databases (whether or not any of these is registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

“Investor Rights Agreement”	means the investor rights agreement in the agreed form;

“Joinder Agreement”	means the joinder agreement to the Registration Rights Agreement in the agreed form;

“Kodak Licence”	means the OLED Licensing agreement between Opsys and Kodak dated 31 March, 2001;

“Leases”	means the lease for each Relevant Property;

“Long Stop Date”	means 1 December, 2002;

“Management Accounts”	the unaudited management accounts as of and for each member of the Opsys Group for the period from the Accounts Date, to 30 June 2002 in the agreed form;

“NewCo”	has the meaning given in clause 12 (NewCo);

“NewCo Articles”	means the articles of association of NewCo in the agreed form;

“NewCo IP Licence”	the licence of certain intellectual property rights from Opsys UK to NewCo in the agreed form;

“NewCo Shareholders’ Agreement”	means the shareholders agreement to be entered into among the shareholders of NewCo in the agreed form;

“Novated Agreements”	has the meaning given in the Hive Down Agreement

“Novation Agreements”	has the meaning given in the Hive Down Agreement

“Opsys Account”	has the meaning given in sub-clause 19.4 (Covenants and Undertakings);

“Opsys Accountants”	means Arthur Andersen of 180 Strand, London WC2R 1BL or their successor appointed by Opsys;

“Opsys CDT Licence”	means the licence of certain intellectual property rights from Opsys to CDT UK in the agreed form;

“Opsys Group”	means Opsys and its Subsidiaries;

“Opsys IP”	means all Intellectual Property owned or exclusively licenced by or to Opsys at the date of this agreement;

“Opsys IP Licence”	means the licence in the agreed form entered into between Opsys UK and USCO 1 Corporation on or around the Completion Date;

“Opsys Option”	has the meaning given in sub-clause 9.1 (Opsys Limited Option);

“Opsys UK Articles”	means the new articles of association of Opsys UK in the agreed form;

“Opsys UK Business”	means the business of research and development of novel light emitting materials and other opto-electronic technologies for eventual application in organic electroluminescent displays and lighting carried on by Opsys at the date of this agreement including but not limited to active and passive matrix displays;

“Opsys UK Call Option”	has the meaning given in sub-clause 3.1 (Opsys UK Options);

“Opsys UK Limited”	means Opsys UK Limited, a company incorporated in England and Wales with registered number 04421247;

“Opsys UK Loan Agreement”	means the loan agreement in agreed form to be entered into on Completion between CDT UK and Opsys UK;

“Opsys UK Option”	has the meaning given in sub-clause 3.1;

“Opsys UK Option Shares”	all the issued shares in the capital of Opsys UK at the time of exercise of the Opsys UK Option other than those shares already held by CDT at such time;

“Opsys UK Put Option”	has the meaning given in sub-clause 3.1 (Opsys UK Options);

“Opsys Shares”	means the issued share capital of Opsys from time to time;

“Opsys Shareholder”	means a shareholder of Opsys from time to time;

“Opsys UK Subscription Shares”	means the shares referred to in sub-clause 2.1 (Subscription in Opsys UK);

“Opsys Solicitors”	means Ashurst Morris Crisp of Broadwalk House, 5 Appold Street, London EC2A 2HA;

“Option Exercise Date”	means the date of receipt of notice of exercise in respect of the Opsys UK Option or the Opsys Option as applicable or the date of automatic exercise if earlier;

“Option Exercise Price”	has the meaning given in sub-clause 3.5;

“Pension Scheme”	means the group pension scheme with Clerical Medical on behalf of Opsys and any member of the Opsys Group in respect of its employees and former employees or any other person;

“Proceedings”	means any proceeding, suit or action arising out of or in connection with this agreement;

“Property” or “Properties”	means freehold, leasehold or other immovable property in any part of the world;

“Property Owner”	means, in relation to any Relevant Property, the person referred to as “owner” in Schedule 8 (Property);

“Redundant Individuals”	means Steven Latham, Nazir Mustafa, Patrick Rundle and Alexei Safonov;

“Registration Rights Agreement”	means the registration rights agreement dated as of July 27, 1999 as amended among CDT and certain other parties which addresses the registration of certain shares of CDT (Registration Rights Agreement);

“Relevant Property”	means the Property or Properties referred to in Schedule 8 (Property);

“Retained Shares”	has the meaning given in sub-clause 3.9 when used in clause 3 and the meaning given in sub-clause 9.16 when used in clause 9;

“Sale”	means the transfer (including any transfer through a single transaction or a series of transactions) of shares in CDT as a result of which any person (other than an existing shareholder of CDT or a person or entity owned or controlled by one or more existing shareholders of CDT) would have the legal or beneficial ownership over that number of shares in the capital of CDT which in the aggregate would confer more than 50% or more of the voting rights normally exercisable at general meetings of CDT;

“Securities Act”	means the Securities Act of 1933, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission thereunder;

“Subsidiary”	means at any relevant time any subsidiary or subsidiary undertaking of Opsys;

“Signing”	means the signing of this agreement by the parties hereto;

“Tax/tax” or “Taxation”	all forms of taxation and statutory, governmental, state, federal, provincial, local government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities in the nature of taxation wherever chargeable and whether of the UK or any other jurisdiction and any penalty, fine, surcharge, interest, charges or costs payable in relation thereto;

“Taxation Authority”	means the Inland Revenue, Customs & Excise, Department of Social Security and any other governmental or other authority whatsoever competent to impose any Taxation whether in the United Kingdom or elsewhere;

“TCGA 1992”	means the Taxation of Chargeable Gains Act 1992;

“Toppan”	means Toppan Printing Company Limited (No. FC011774) care of Kenji Kawamura Gilliam House, 38-44, Gillingham Street, London, SW1V 1HU;

“Toppan Subscription Agreement”	means the subscription agreement in the agreed form between Toppan and CDT executed on or about the date hereof;

“Transaction Documents”	has the meaning given in sub-clause 29.1 (Entire agreement);

“Treasury”	means the Commissioners of Her Majesty’s Treasury;

“Umbrella Licence”	means the licence between Isis Innovation Limited (1) University of Oxford (2) University of St Andrews (3) and Opsys (4) dated 21 January, 2002;

“University Payables”	shall have the meaning given in sub-clause 16.16 (Warranties and Covenants);

“US Business Plan”	means the business plan for USCO dated 19 April, 2002;

“USCO”	means USCO 1 Corporation and USCO 2 Corporation and any of Opsys’ other existing operations located in the United States of America whether or not conducted through USCO 1 Corporation or USCO 2 Corporation and any and all rights and obligations related thereto including the US Lease;

“USCO 1 Corporation”	has the meaning given in the introduction hereto;

“USCO 2 Corporation”	has the meaning given in the introduction hereto;

“US Lease”	means the Lease dated 7 March, 2001 between Opsys and Sunnyside Development Company LLC;

“VAT”	means value added tax;

“VATA 1994”	means the Value Added Tax Act 1994;

“Warranties”	means the warranties set out in Schedule 3 (Warranties) given by the Warrantors and “Warranty” shall be construed accordingly;

“Warrantors”	means Alexis Zervoglos and Michael Holmes;

“Working Hours”	means 9.30 a.m. to 5.30 p.m. on a Business Day; and

“Works”	has the meaning given in paragraph 32 of Schedule 3 (Warranties).

“179 Election”	has the meaning given in sub-clause 3.4;

“179 Charge”	means a tax liability arising under 179 TCGA 1992.

1.2	In this agreement, unless otherwise specified:

(a)	references to clauses, sub-clauses, paragraphs, sub-paragraphs and Schedules are to clauses, sub-clauses, paragraphs, sub-paragraphs of, and Schedules to, this agreement;

(b)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(c)	references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

(d)	references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);

(e)	references to “indemnify” and “indemnifying” any person against any circumstance include indemnifying and keeping him harmless from all actions, claims and proceedings from time to time made against that person and all loss or damage and all payments, costs (including legal costs and registration or administrative costs or fees) or expenses whether or not arising from a third party claim reasonably made or incurred by that person as a consequence of or which would not have arisen but for that circumstance;

(f)	the expressions “accounting reference date”, “accounting reference period”, “allotment”, “body corporate”, “current assets”, “debentures”, “holding company”, “paid up”, “profit and loss account”, “subsidiary”, “subsidiary undertaking” and “wholly-owned subsidiary” shall have the meaning given in the Companies Acts;

(g)	a person shall be deemed to be connected with another if that person is connected with another within the meaning of section 839 ICTA 1988;

(h)	references to times of the day are to London time;

(i)	headings to clauses and Schedules are for convenience only and do not affect the interpretation of this agreement;

(j)	the recitals are for information and convenience only and are not meant to be legally binding on any of the parties hereto;

(k)	the Schedules form part of this agreement and shall have the same force and effect as if expressly set out in the body of this agreement, and any reference to this agreement shall include the Schedules;

(l)	reference to £ are to UK pounds sterling, the legal currency of the United Kingdom from time to time;

(m)	reference to dollars or $ are to U.S. dollars, the legal currency of the United States of America from time to time;

(n)	the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(o)	general words shall not be given a restrictive meaning: (i) if they are introduced by the word “other” by reason of the fact that they are preceded by words indicating a particular class of act, matter or thing; or (ii) by reason of the fact that they are followed by particular examples intended to be embraced by those general words;

(p)	any document “in the agreed form” means in a form agreed by the parties on or before the date of this agreement and for identification purposes signed by them or on their behalf by their solicitors;

(q)	a reference to a party includes its successors in title and permitted assigns;

(r)	words in the singular include the plural and vice versa and words in one gender include any other gender; and

(s)	the obligations of the Warrantors shall be several.

2.	Subscription in Opsys UK

2.1	CDT hereby subscribes in cash for 160 ordinary shares of £1.00 each (the “Opsys UK Subscription Shares”) at $15,625 per share giving an aggregate subscription price of $2.5 million and Opsys UK shall, and Opsys shall procure that Opsys UK shall, issue such shares to CDT.

3.	Opsys UK Options

3.1	Opsys hereby grants a call option to CDT (the “Opsys UK Call Option”) and CDT hereby grants a put option to Opsys (the “Opsys UK Put Option”) (either the Opsys UK Call Option or the Opsys UK Put Option) (the “Opsys UK Option”) on the exercise of which CDT shall purchase and Opsys shall sell all the issued shares of Opsys UK other than the Opsys UK Subscription Shares acquired by CDT hereunder and referred to in sub-clause 2.1. In further consideration for the grant of the Opsys UK Call Option, CDT shall pay an option grant price of $500,000 in cash to Opsys on the date of this agreement.

3.2	The Opsys UK Put Option may be exercised by Opsys by 60 days prior written notice to CDT at any time following Completion subject to and conditional upon Opsys filing jointly with Opsys UK the election referred to in sub-clause 3.4 and conditional on the Completion of the subscription referred to in sub-clause 2.1 above.

3.3	At any time following Completion, the Opsys UK Call Option shall be automatically exercised immediately prior to an Insolvency Event of Opsys and otherwise the Opsys UK Call Option may be exercised by CDT by giving 90 days prior written notice to Opsys on any of the following circumstances:

A.	if there is an Initial Public Offering of CDT;

B.	if there is a Sale of CDT, where the consideration on sale payable to Opsys thereunder will be liquid or a sufficient proportion will be liquid to allow Opsys to pay the 179 Charge payable (if any) ;

C.	at any time on or after the sixth anniversary of the effective date of the Hive Down Reorganisation; or

D.	if the 179 Charge becomes payable by Opsys UK,

where in (A) and (B) above such notice shall expire no earlier than the first anniversary of the date of this agreement.

3.4	If any 179 Charge becomes payable by Opsys UK or the Opsys UK Option is exercised, Opsys and Opsys UK shall and CDT and Opsys shall procure that Opsys UK shall enter into and submit to the Inland Revenue a joint tax election under Section 179A TCGA 1992 with the intention of ensuring that any 179 Charge is assumed by and falls upon Opsys and not on Opsys UK (the “179 Election”).

3.5	Subject to sub-clause 3.6 the exercise price payable by CDT on exercise of the Opsys UK Option, or an exercise of the Opsys Option referred to in sub-clause 9.1 shall be 1,326,837 as adjusted in accordance with sub-clause 10 (Dilution and Reorganisation), sub-clauses 16.7 and 16.8 and sub-clauses 16.15 and 16.16 (Warranties and Covenants) (the “Option Exercise Price”).

3.6	If the 179 Charge falls upon Opsys UK, the Option Exercise Price payable to Opsys on exercise of the Opsys UK Option shall be 464,396 CDT Shares as adjusted in accordance with sub-clause 10 (Dilution and Reorganisation) and sub clauses 16.7, 16.8, 16.15 and 16.16 (Warranties and Covenants).

3.7	Subject to sub-clauses 3.9 and 3.10 on the Option Exercise Date CDT shall issue such number of CDT Shares and shall deliver to Opsys certificates representing the Option Exercise Price registered in the name of Opsys and Opsys shall deliver to CDT duly executed stock transfer forms relating to the Opsys UK Option Shares in the name of CDT (or as it may direct) together with Opsys UK share certificates relating to such shares. Opsys acknowledges that from the Option Exercise Date until such time as the Opsys UK Option Shares have been registered in the register of members of Opsys UK in the name of CDT (or as it may direct), Opsys will hold such shares registered in its name as nominee for CDT and its nominees and shall exercise all voting rights available in respect of such shares in accordance with the directions of CDT or its nominees. If Opsys is in breach of the undertakings contained in this sub-clause, it irrevocably authorizes CDT to appoint a representative of CDT to execute all documents which CDT or its nominees may reasonably require and which may be necessary to enable CDT to attend and vote at general meetings of Opsys UK and to do anything necessary to give effect to the rights contained in this sub-clause.

3.8	CDT shall not be obliged to complete the purchase of any of the Opsys UK Option Shares pursuant to an Opsys UK Option unless Opsys completes the sale of all of such shares simultaneously, but completion of the purchase of some such shares shall not effect the rights of CDT with respect to its rights to the other shares.

3.9	If the Opsys UK Option is exercised within twelve months of the Completion Date, (i) CDT will make the payment of the Option Exercise Price less such number of CDT Shares at a deemed value of $16.15 per share as most nearly equals but does not exceed the amount by which the maximum liability cap of $5 million exceeds the aggregate amount of any claims made by CDT or CDT UK hereunder which have resulted in a reduction in the Option Exercise Price in accordance with this agreement (the “Retained Shares”) and (ii) upon the first anniversary of the Completion Date CDT shall issue such number of Retained Shares to Opsys less that number of CDT Shares at a deemed value of $16.15 per share as most nearly equals but does not exceed the amount of any outstanding claim by CDT or CDT UK hereunder pending the resolution of such claim and shall deliver to Opsys certificates representing the number of Retained Shares so issued and registered in the name of Opsys. To the extent that any such claim is not eventually substantiated in favor of CDT, CDT will issue CDT Shares at the value of $16.15 as most equals but does not exceed the unsubstantiated amount of such claim and shall deliver to Opsys certificates representing the number of Retained Shares so issued and registered in the name of Opsys. At any time, Opsys may at its discretion replace the Retained Shares with cash at a replacement value of $16.15 per CDT Share.

3.10	If the Opsys UK Option is exercised then subject to sub-clauses 3.6 and 3.9 CDT shall initially issue to Opsys such number of CDT Shares referred to in sub-clause 3.6 as adjusted therein, and until such time as (A)(i) the Inland Revenue have accepted the joint election submitted in accordance with sub-

clause 3.4; and (ii) the 179 Charge has been discharged in full by Opsys, or (B) (i) the Inland Revenue have accepted the joint election submitted in accordance with sub-clause 3.4; and (ii) the 179 Charge has not been discharged in full by the due date, CDT shall withhold the balance of the Option Exercise Price otherwise payable under sub-clause 3.5 (“Withheld Shares”). In the case of (A) above, on the date on which the Inland Revenue confirms that: (i) it has accepted the joint election; and (ii) the 179 Charge has been discharged in full by Opsys, the Withheld Shares shall be issued to Opsys and CDT shall deliver to Opsys certificates representing such Withheld Shares, registered in the name of Opsys. In the case of (B) above, CDT shall use its reasonable efforts to sell on behalf of Opsys such number of the Withheld Shares (at a price per share to be agreed with Opsys in its sole discretion) for an aggregate cash consideration as is most nearly equal to but is not less than the amount of 179 Charge and on receipt of such sale consideration (after tax) to discharge the 179 Charge on behalf of Opsys and issue the balance of such Withheld Shares to Opsys at such time together with corresponding certificates representing such Shares registered in the name of Opsys. If the Inland Revenue does not accept the election or the election is otherwise invalid or ineffective or the 179 Charge is not discharged in full by Opsys or by CDT on behalf of Opsys pursuant to this sub-clause 3.10, the Withheld Shares shall not be issued to Opsys and the Option Exercise Price shall be as set out in sub-clause 3.6. At any time, Opsys may at its discretion replace the Withheld Shares with cash at a replacement value of $16.15 per CDT Share.

3.11	Once given, the notice of exercise of the Opsys UK Option is irrevocable provided that the Opsys UK Option shall automatically lapse and have no further force or effect in the circumstances of CDT suffering an Insolvency Event.

3.12	On completion of a sale of Opsys UK Option Shares pursuant to this Opsys UK Option, the option in clause 9 (Opsys Limited Option) shall lapse and have no further force and effect.

3.13	Subject to sub-clause 3.14, if a receiver (including an administrative receiver), liquidator, trustee, administrator, custodian or similar official is appointed in any jurisdiction in respect of the whole or any material part of the business or assets of Opsys UK, CDT shall pay the Option Exercise Price to Opsys (and shall indemnify Opsys in respect of any tax payable by Opsys thereon) provided that such payment shall not be subject to sub-clauses 3.6 and 3.10 nor shall there be any indemnity from the Opsys Shareholders or the Warrantors in respect of the 179 Charge.

3.14	CDT shall not be obliged to perform its obligations under sub-clause 3.13 if the appointment of such receiver, liquidator, trustee, administrator, custodian or similar official was caused by circumstances constituting a breach by the Warrantors or Opsys of any Warranty or agreement referred to herein.

3.15	Any Retained Shares which relate to a claim of CDT which has been withdrawn or represent an excess of the amount of a settlement of any claim by CDT shall be issued to Opsys and CDT shall deliver to Opsys certificates representing the number of such Retained Shares so issued and registered in the name of Opsys.

3.16	If Opsys receives any payments in the form of return on capital or otherwise from any such insolvency practitioner or official referred to in clause 3.13, such payment shall be paid by the Opsys Shareholders to CDT.

4.	Conditions to Subscription

4.1	The subscription obligations of CDT hereunder are in all respects conditional upon those matters (the “Conditions”) listed in Schedule 1 (Conditions to Completion).

4.2	Opsys will use reasonable endeavours to fulfill or procure the fulfillment of the Conditions and acting through Michael Holmes and Alexis Zervoglos shall keep CDT advised of progress towards satisfaction of such conditions and will notify CDT as soon as practicable and in any event within two days of the satisfaction of such Conditions.

4.3	CDT may waive in whole or in part all or any of the Conditions or extend the period in which the Conditions are to be satisfied.

4.4	Opsys shall disclose to CDT, in writing, any matter of which they are aware which will or is likely to prevent any of the Conditions from being satisfied on the date initially set for Completion within two Business Days of it coming to its notice.

4.5	[Intentionally Left Blank]

4.6	If:

(a)	any fact which would prevent any of the Conditions from being satisfied on the Completion Date (whether it does so because of any disclosure made under sub-clause 4.4 or not) comes to the knowledge of CDT where such fact is not reasonably capable of remedy prior to the Completion Date to the effect that such conditions would then be satisfied before Completion; or

(b)	any of the conditions is not fulfilled (notwithstanding the required reasonable endeavours in sub-clause 4.2) or waived by CDT by the Long Stop Date,

the Opsys UK Option and the Opsys Option shall lapse and CDT may terminate this agreement by notice in writing to Opsys.

4.7	If the agreement is terminated in accordance with sub-clause 4.6, all obligations of the parties under this agreement shall end except those expressly stated to continue without limit in time but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist provided always that all put and call option rights and obligations under clauses 3 and 9 and all rights and obligations under clause 7 shall end and have no further force or effect.

5.	Consideration

5.1	In consideration of the mutual agreements and undertakings contained in this agreement the parties hereto have granted the rights and accepted the obligations appearing herein. In addition:

(i)	the consideration for the issue of the Opsys UK Subscription Shares shall be the subscription price referred to in sub-clause 2.1 (Subscription in Opsys UK);

(ii)	the consideration for the grant by Opsys of the Opsys UK Call Option shall be the option grant price referred to in sub-clause 3.1 (Opsys UK Option);

(iii)	the consideration for the grant of the Opsys CDT Licence shall be $2,000,000 (exclusive of VAT).

6.	Completion

6.1	Completion shall take place on the Completion Date at the offices of CDT’s Solicitors in London.

6.2	At Completion the parties shall do those things listed in Schedule 2 (Completion Arrangements).

6.3	Neither Opsys nor CDT shall be obliged to complete this agreement unless the other complies fully with the requirements of sub-clause 6.2 and Schedule 2 (Completion Arrangements).

6.4	If the obligations of CDT or Opsys under sub-clause 6.2 and Schedule 2 (Completion Arrangements) are not complied with on the Completion Date the party not in default may:

(a)	by means of notice in writing to the other parties hereto, defer Completion to a date no later than December 1, 2002 (so that the provisions of this clause 6 shall apply to Completion as so deferred); or

(b)	proceed to Completion as far as practicable (without limiting its rights under this agreement); or

(c)	terminate this agreement by notice in writing to the party in default.

6.5	If the agreement is terminated in accordance with sub-clause 6.4 subject to sub-clause 17.6 (CDT’s remedies and Opsys and CDT’s limitations on liability), all obligations of the parties under this agreement shall end except for those expressly stated to continue without limit in time but (for the avoidance of doubt) all rights and liabilities of parties which have accrued before termination shall continue to exist provided always that all put and call option rights and obligations under clauses 3 and 9 and all rights and obligations under clause 7 shall end.

6.6	Opsys undertakes to indemnify CDT and CDT undertakes to indemnify Opsys against any loss, expense or damage which it may suffer as a result of any document delivered to it pursuant to this clause being unauthorised or invalid.

7.	Management of Opsys UK

7.1	Effective from the date of this agreement CDT UK shall on an exclusive and irrevocable basis manage the assets and business of Opsys UK generally and in particular:

A.	direct its research programmes;

B.	licence all intellectual property of Opsys UK from time to time (including for the avoidance of doubt to CDT or any member of CDT’s Group) under such terms in the sole discretion of CDT UK;

C.	enter into joint development agreements;

D.	procure the hire and dismissal of staff by Opsys UK;

E.	acquire and dispose of fixed assets;

F.	oversee and supervise the performance of all administrative accounting and operational matters; and

G.	provide such other services as may be reasonably required in connection with the above duties.

7.2	In connection with the management of the operations of Opsys UK and the provision of the services by CDT UK hereunder, Opsys UK and Opsys hereby irrevocably authorize CDT UK to take and perform or cause to be taken and performed, such actions in the name and on behalf of Opsys UK, as may be necessary or desirable, in the judgment and discretion of CDT UK, for the management and operation of Opsys UK. At all times CDT UK shall have complete and unrestricted rights of access to the systems, facilities and Books and Records relating exclusively to the Opsys UK Business from time to time.

7.3	CDT UK shall finance all expenses, costs (including capital costs) and charges relating to the operations and management of Opsys UK after the Hive Down Date. Effective on the Completion Date CDT UK shall enter into the Opsys UK Loan Agreement under which it shall provide some or all of such finance.

7.4	CDT UK shall be entitled to an annual management fee for the management services provided to Opsys UK hereunder in an amount equal to 98% of all pre-tax profits (before taking into account any carryforward tax losses) earned by Opsys UK calculated before determining this management fee and shall be paid thirty days after completion of Opsys UK’s audited accounts, annually in arrears. In addition to such fee and subject to the terms of the joint development agreement between Toppan and Opsys entered into on or around July 4, 2002, the CDT-USCO IP Licence, and the CDT-NewCo IP Licence under the Opsys CDT Licence, CDT UK shall be entitled to any new Intellectual Property created after the Hive Down Date by Opsys UK and CDT UK shall be entitled to file such intellectual property in its own name free from any claim from Opsys, Opsys UK, the Opsys Shareholders at the date hereof and from time to time or from any third parties with whom Opsys, USCO or Opsys Shareholders have a relationship. In the event that the management fee is not paid, it shall accrue and be paid in subsequent years to the extent of available cash flow in that subsequent year.

7.5	CDT and CDT UK shall be responsible for all liabilities arising from its management of Opsys UK and shall indemnify Opsys and the directors of both Opsys UK and Opsys against all claims arising from such liabilities. CDT UK shall procure that Opsys UK shall maintain adequate insurance relating to the Opsys UK Business.

7.6	CDT UK and its employees shall serve as independent contractors in rendering services under this agreement and are not and shall not be employees or servants of Opsys UK. Opsys UK hereby designates CDT UK as the sole and exclusive agent and attorney to perform the services under this agreement on behalf of and act as Opsys UK, such that the agency and power of attorney shall be a power coupled with an interest of Opsys UK in making purchases of equipment, supplies and materials necessary for the operation and management of Opsys UK.

7.7	Opsys shall, upon CDT UK’s reasonable request, promptly provide to any third party, any necessary evidence of CDT UK’s authority to act pursuant to this agreement.

7.8	Immediately after the Completion, CDT UK shall procure that Opsys UK repays the amount of $2,500,000 outstanding on the inter-company loan account between Opsys and Opsys UK in full and final discharge of all loans due from Opsys UK to Opsys on Completion.

7.9	The rights and obligations of the parties under this clause 7 shall terminate with immediate effect if CDT suffers an Insolvency Event or on completion of the Opsys UK Option.

7.10	If CDT UK suffers an Insolvency Event, CDT shall procure that another member of the CDT Group shall manage Opsys UK in accordance with this clause 7. If a subsequent managing company of the CDT Group appointed pursuant to this sub-clause 7.10 suffers an Insolvency Event, CDT shall procure that another member of the CDT Group shall act as manager of Opsys UK under the same terms as set forth in this clause 7.

8.	Opsys UK Shareholders Arrangements

8.1	Notwithstanding the provisions of the Opsys UK Articles, from the Completion Date Opsys shall be entitled to nominate one director and CDT shall be entitled to nominate two directors to the board of Opsys UK. With effect from the Completion Date, Opsys shall procure that Opsys UK appoints two directors nominated by CDT to the board of Opsys UK and the one director nominated by Opsys and thereafter shall vote its shares from time to time to replace such directors or reappoint them or appoint such number of new directors nominated by CDT as CDT in its sole discretion shall direct from time to time.

8.2	Opsys shall not create or allow to come into being any security interest upon any part of the property or assets or uncalled capital of Opsys UK.

8.3	Each of Opsys and CDT shall exercise their powers in relation to Opsys UK to procure in so far as by the exercise of such powers it can procure and Opsys UK undertakes (if and to the extent permitted by law, for which purpose each paragraph below shall be a separate and severable undertaking by each company) to CDT that Opsys UK shall not (in relation to (a) – (g) below) without the prior written approval of CDT and, in relation to (b) - (c) below without the prior written approval also of Opsys:-

(a)	other than as directed by CDT and other than the directors appointed pursuant to the articles of association of Opsys UK appoint any person as director or pay any fees or other remuneration to any director or to any person who provides to Opsys UK any such director;

(b)	make any alteration to the memorandum and articles of association of Opsys UK (other than in respect of a change of name) or pass any resolution for winding-up;

(c)	allot, issue, redeem or purchase any shares or securities or grant to any person any option or right to call for the issue of any shares or securities in Opsys UK or increase or reduce the authorized share capital or reorganize the share capital of Opsys UK in any way;

(d)	make or declare any dividend or other distribution in respect of the issued share capital of Opsys UK;

(e)	create or acquire any unincorporated business or enter into partnership or joint venture with any other person;

(f)	subscribe for or otherwise acquire any interest (whether on its own behalf or as nominee) in the share capital or instruments convertible into the share capital of any other company or other body corporate or entity or make any other investment in the same; or

(g)	create or allow to come into being any security interest upon any part of its property or assets or uncalled capital or create or issue any credit or issue any debenture or debenture stock or obtain any advance or credit in any form other than normal trade credit.

8.4	Opsys shall not transfer, sell, assign, renounce or otherwise create or dispose of any interest (including a security interest) in or over any of its shares in Opsys UK except in accordance with the provisions of this agreement.

8.5	Each of CDT and Opsys shall exercise its powers in relation to Opsys UK to procure so far as by the exercise of such power they can so procure and Opsys UK undertakes to each of CDT and Opsys that (subject to any requirement of law) unless CDT and Opsys otherwise agree in writing insofar as Opsys UK has profits available for distribution, all dividends in respect of the issued share capital of Opsys UK shall be paid strictly in accordance with the articles of association of Opsys UK and this agreement.

8.6	The rights and obligations of the parties under this clause 8 shall terminate with immediate effect on completion of the Opsys UK Option.

8.7	Each of CDT and Opsys shall exercise its powers in relation to Opsys UK to procure so far as by the exercise of such power they can procure that on request by CDT they shall vote their shares in Opsys UK to change the name of Opsys UK to such name as CDT requests (subject to any requirement of law).

9.	Opsys Limited Option.

9.1	CDT hereby grants a put option (the “Opsys Option”) to the Opsys Shareholders on the exercise of which CDT undertakes to Opsys (for the benefit of the Opsys Shareholders) to purchase the whole of the Opsys Shares.

9.2	The Opsys Option shall be exercised by Opsys (on behalf of the Opsys Shareholders), by giving notice (the “Notice Date”) in writing to CDT at any time following the Completion Date. Once exercised by Opsys, the Opsys Option shall be irrevocable by Opsys or the Opsys Shareholders provided that the Opsys Option shall automatically lapse and have no further force or effect in the event that CDT suffers an Insolvency Event.

9.3	The exercise of the Opsys Option shall be conditional on Completion.

9.4	CDT’s obligation to purchase the Opsys Shares pursuant to sub-clause 9.1 shall be conditional on the matters listed in sub-clauses 9.15 and 9.17 and further conditional on either CDT (acting reasonably) being satisfied that; or the Expert Report (as defined below in sub-clause 9.7(C)) or Expert’s Second Report (as defined below in sub-clause 9.11(B)) concluding that:

A.	the issued share capital of Opsys UK comprises the only material asset of Opsys; and

B.	no criminal liability has been identified which arises from the past actions or omissions of the directors or employees of Opsys and which results or may result in future directors or employees of Opsys incurring criminal liability; and

C.	the aggregate liabilities (including the maximum contingent liability under any contingent liabilities and including for the avoidance of doubt the maximum contingent liability for past breaches of pensions law and regulations but excluding liabilities to CDT, CDT UK or Opsys UK arising under this agreement) of the Opsys Group (other than Opsys UK and its subsidiaries from time to time) do not exceed $1.25 million and such liabilities can be adequately covered by the Opsys Shareholders on the Opsys Share Completion Date by means of offering CDT compensation or warranty or indemnity cover to be satisfied at the discretion of the Opsys Shareholders in cash or by means of a reduction to the Option Exercise Price at a deemed value of $16.15 per CDT Share to the satisfaction of CDT acting reasonably.

9.5	If CDT (acting reasonably) is not satisfied that all of the conditions in sub-clause 9.4 have been met, CDT shall so notify Opsys in writing within twenty Business Days of the Notice Date.

9.6	On receipt of such notice Opsys shall have ten Business Days in which to give written notice to CDT that an independent review of the liabilities and assets of Opsys should be undertaken pursuant to and in accordance with sub-clauses 9.7 to 9.10. Failure to make such a request within this period shall cause the Opsys Option to lapse and have no further force or effect.

9.7	If Opsys requests such an independent review under sub-clause 9.6, as soon as reasonably practicable thereafter, Opsys and CDT undertake to jointly appoint the law firm Clifford Chance or another mutually acceptable independent international law firm (the “Expert”) reasonably agreed between CDT and Opsys to:

A.	review the Opsys Disclosure Letter and the documents referred to therein together with the Warranties in part 2 of Schedule 3 which are relevant to the disclosures;

B.	make further enquiries of the Warrantors and any continuing directors of Opsys at that time concerning (i) the circumstances identified in the Opsys Disclosure Letter; (ii) any changes in such circumstances or any changes to Opsys or the business and affairs of Opsys since the Hive Down Date; (iii) the liabilities (including contingent liabilities) in the Opsys Group (other than in Opsys UK and its subsidiaries from time to time) since the Hive Down Date; and (iv) the assets in Opsys; and review the documentation referred to in responses to such enquiries; and

C.	produce a written report (the “Expert Report”) identifying in reasonable detail the investigation it has carried out; the documents it has reviewed and the enquiries it made in the review. The Expert Report shall list the assets and liabilities identified as a result of the review and shall contain an assessment of the nature of each liability and the maximum financial costs related to each. The Expert Report shall also either confirm that the conditions in sub-clause 9.4 have been fulfilled or it shall identify the circumstances accounting for non fulfillment of such conditions. Except as set out in sub-clause 9.11 B., the Expert Report shall be final and binding on CDT, Opsys and the Opsys Shareholders (in the absence of manifest error). Any challenge to the Expert Report on the basis of manifest error shall be made within 20 Business Days of the date of publication of the Expert Report.

9.8	The Expert shall address and deliver the Expert Report to and allow it to be relied on by both CDT and Opsys (on behalf of the Opsys Shareholders).

9.9	The Expert shall have the right to request the assistance of an independent accounting firm reasonably acceptable to both CDT and Opsys in order to assist it in classifying and quantifying existing liabilities (current and contingent).

9.10	Both CDT and Opsys shall have the right to make at least one oral and written submission to the Expert.

9.11	If:

A.	(i) the Expert confirms that; or (ii) CDT confirms in writing that the conditions in sub-clause 9.4 are satisfied then CDT shall proceed with the acquisition of the Opsys Shares in accordance with this clause 9 provided that CDT shall reduce from the Option Exercise Price: such number of CDT Shares at a value of $16.15 per share as most nearly equals but does not exceed the value of the aggregate current liabilities (which for the avoidance of doubt shall not include contingent liabilities) so agreed by CDT and Opsys or identified by the Expert in the Expert Report, and shall withhold CDT Shares from the Option Exercise Price in accordance with sub-clause 9.12.

B.	the Expert Report states that the conditions referred to in sub-clause 9.4 have not been fulfilled or otherwise identifies circumstances accounting for the non fulfillment of such conditions Opsys may attempt to satisfy the conditions and demonstrate to CDT that they have been satisfied. Thereafter, if CDT (acting reasonably) is not satisfied that the conditions have been satisfied, CDT shall promptly provide Opsys with reasonable details of why it believes that the conditions in sub-clause 9.4 remain to be satisfied. Opsys shall have the right prior to the expiry of a period of six calendar months from the date of the Experts Report to request a second independent review, after which a second written report (the “Expert’s Second Report”) will be produced, in accordance with sub-clauses 9.6 to 9.13 inclusive (mutatis mutandis) provided that this sub-clause 9.11 B shall not apply to any such second review.

9.12	CDT shall withhold from the Option Exercise Price, until the earlier of the date on which any contingent liability shall crystalise or the expiry of the applicable statute of limitations, such number of CDT Shares as most nearly equals but does not exceed the amount of all contingent liabilities so identified by the Expert or agreed by Opsys and CDT at a value of $16.15 per CDT Share. If the contingent liability ceases to exist or fails to crystalize before the expiry of the relevant statute of limitations CDT shall stop withholding such CDT Shares from the Opsys Shareholders and shall issue them in accordance with sub-clause 9.15 mutatis mutandis. If the contingent liability crystalizes before the expiry of the relevant statute of limitations, CDT shall reduce the number of withheld shares payable on expiry of the statute of limitations by such number of CDT Shares at a value of $16.15 per share as most nearly equals but does not exceed the amount of such contingent liability. At any time, Opsys may at its discretion replace such withheld shares with cash at a replacement value of $16.15 per CDT Share. If CDT shall have withheld CDT Shares under this sub-clause 9.12 for a period of two years, CDT and the Warrantors shall meet and discuss a possible reasonable earlier release date for such CDT Shares. If the parties fail to reach a reasonable agreement on the appropriate release date they agree to seek mediation of such dispute.

9.13	Opsys agrees to pay the full costs of the Expert’s reviews referred to in sub-clauses 9.7 and 9.11 (B), unless the Expert confirms in the relevant Expert report that the conditions in sub-clause 9.4 are satisfied in which case CDT will pay the costs of such review on which the relevant Expert report was based.

9.14	Subject to sub-clauses 9.11, 9.12 and 9.16, the exercise price payable to the Opsys Shareholders on exercise of the Opsys Option shall be the price referred to in sub-clause 3.5 (Opsys UK Options) as adjusted therein provided that in this circumstance the payment of such price shall not be subject to sub-clause 3.6 (Opsys UK Options) nor shall Opsys be required to file an election as required in sub-clause 3.4.

9.15	Subject to sub-clause 9.16 and conditional on the matters listed in A and B below:

A.	Opsys shall deliver to CDT (i) stock transfer forms duly executed by the Opsys Shareholders relating to the whole of the Opsys Shares in the name of CDT (or as it may direct); (ii) the Opsys Share certificates relating to such shares; (iii) the Joinder Agreement and the Investor Rights Agreement in each case duly executed by the Opsys Shareholders; (iv) a duly executed power of attorney and acknowledgement that from the date of completion of the sale of the Opsys Shares to CDT pursuant to the Opsys Option (the “Opsys Share Completion Date “) until such time as the Opsys Shares have been registered in the register of members of Opsys in the name of CDT, the Opsys Shareholders will hold such shares registered in their names on trust for and as nominees for CDT and its nominees and shall exercise all voting rights available in respect of such shares in accordance with the directions of CDT or its nominees;

B.	Subject to sub-clause 17.9 if the Warrantors warrant, and in respect of (w) and (x) only, Opsys Shareholders also warrant in each case, on the Opsys Share Completion Date (w) that they have the full capacity and authority to sell the whole of the Opsys Shares and that all such shares are sold with full title guarantee, (x) in the terms of the side letter required for US security law purposes and containing the warranties set out in Schedule 11 (Opsys Shareholder warranties) in agreed form, (y) Opsys has fewer than fifty shareholders in total who together hold the whole of Opsys Shares, and (z) that the Expert Report (and the Expert’s Second Report, as the case may be) materially is accurate and there are no other facts which having been omitted, make any statement or conclusion in the Expert Report (and the Expert’s Second Report, as the case may be) misleading;

then subject to the terms of this clause 9, CDT shall deliver to Opsys, certificates representing the Option Exercise Price registered in the names of the Opsys Shareholders and procure that the parties other than the Opsys Shareholders enter into the Joinder Agreement and the Investor Rights Agreement..

9.16	If the Opsys Option is exercised and CDT acquires the Opsys Shares within twelve months of the Completion Date, CDT shall make the payment of the

Option Exercise Price referred to in sub-clause 9.14 less such number of CDT Shares at a deemed value of $16.15 per share as most nearly equals but does not exceed the amount by which $5 million exceeds the amount of any warranty claims made by CDT hereunder which have resulted in a reduction in the Option Exercise Price in accordance with this agreement (“Retained Shares”). At the expiry of the twelve month period referred to above, CDT shall issue such number of Retained Shares to the Opsys Shareholders less that number of CDT Shares at a deemed value of $16.15 per share as most nearly equals but does not exceed the amount of any outstanding claim by CDT hereunder pending resolution of such claim, together with certificates representing such CDT Shares issued and registered in the names of the Opsys Shareholders. To the extent that such claim is not eventually substantiated in favor of CDT, CDT will issue CDT Shares at the value of $16.15 as most equals but does not exceed the unsubstantiated amount of such claim. At any time, Opsys may at its discretion replace the Retained Shares with cash at a replacement value of $16.15 per CDT Share.

9.17	CDT shall not be obliged to complete the purchase of the Opsys Shares unless the Opsys Shareholders complete the sale of all the Opsys Shares simultaneously. If CDT elects to purchase some of Opsys Shares, CDT shall purchase the remaining Opsys Shares, within two Business Days of such shares becoming available, provided the:

A.	Opsys Shareholders who have not sold their Opsys Shares to CDT make their shares available for sale within six months of CDT’s initial purchase; and

B.	conditions set out in sub-clauses 9.2, 9.3, 9.4, 9.15 and 9.17 are satisfied.

9.18	If any of Opsys Shareholders are in breach of the undertakings contained in sub-clause 9.15 A(v), it irrevocably authorizes CDT to appoint a representative of CDT to execute all documents which CDT or its nominees may reasonably require and which may be necessary to enable CDT to attend and vote at general meetings of Opsys and to take any measures necessary to give effect to the rights contained in sub-clause 9.16.

9.19	For the avoidance of doubt, on the completion of a sale of Opsys Shares pursuant to this clause 9, the options in clause 3 (Opsys UK Options) shall lapse and have no further force and effect.

9.20	If the Expert’s Second Report is unable to make the confirmation that the conditions in sub-clause 9.4 are satisfied, CDT shall not be required to purchase the Opsys Shares hereunder and the Opsys Option shall lapse and have no further force and effect.

9.21	For the avoidance of doubt, the Opsys Option shall be exercised only once.

10.	Dilution and Reorganisation

10.1	At any time during the period commencing on the date of this agreement and terminating on the Business Day next following the date on which CDT has issued equity or recorded revenues from sale of licences, intellectual property rights bringing in new funds aggregating $25 million since the Completion Date (excluding the $5 million investment by Toppan referred to in paragraph 3 of Schedule 1 (Conditions to Completion)), if CDT issues new CDT Shares at a price lower than $16.15, then:

(a)	the number of CDT Shares comprising the Option Exercise Price in sub-clauses 3.5 and 3.6 (Opsys UK Options);

(b)	the number of CDT Shares held in sub-clause 3.10 (Opsys UK Options); and

(c)	the number of CDT Shares held in sub-clause 9.16 (Opsys Options)

shall be multiplied by a ratio equal to $16.15 divided by the new share price.

10.2	The number of CDT Shares issued in satisfaction of the exercise price referred to in sub-clauses 3.5 and 3.6 (Opsys UK Options) and the deemed value of CDT Shares hereunder shall be adjusted by the parties hereto as appropriate and necessary to reflect any bonus issue, share split share combination or recapitalization, merger, consolidation exchange of shares, dissolution or liquidation of CDT which takes place after the Completion Date to the extent that such adjustment would have been reflected in this agreement in the event that such capital adjustment had taken place prior to the date hereof.

10.3	Any dispute or difference among the parties hereto as to the effect of any capital adjustment on this agreement including the number of CDT Shares to be paid on satisfaction of the exercise price, which is not settled within ten Business Days of notice from one party to the other, shall be referred for final settlement to an independent firm of accountants reasonably acceptable to the parties or if the parties fail to agree on an accountant, then to a firm of accountants chosen by the President from time to time of the Institute of Chartered Accountants (the “Accountant”). The Accountant shall be entitled to call for and inspect such documents as they may consider necessary. In making their determination, the Accountant shall act as experts and not arbitrators. Their determination (in the absence of manifest error appearing within 14 days of such determination being served on the parties) shall be final and binding on the parties and their fees shall be borne equally by the parties.

11.	Hive Down

11.1	On the first Business Day immediately following the date of this agreement Opsys and Opsys UK will execute the Hive Down Documentation and complete the Hive Down Reorganisation.

12.	NewCo and NewCo IP Licence

12.1	Within six months of Completion, Opsys or such Opsys Shareholders or vehicle controlled by such Opsys Shareholders as nominated by Opsys (“Opsys Vehicle”) shall incorporate a new limited liability company registered in England and Wales (“NewCo”), which shall have the NewCo Articles as its articles of association.

12.2	As soon as reasonably practicable after the incorporation of NewCo, CDT and Opsys or the Opsys Vehicle shall execute the NewCo Shareholders’ Agreement in the agreed form such that CDT shall hold 40% of the issued share capital and Opsys or Opsys Vehicle shall hold 60% of the issued share capital of NewCo, and CDT shall procure that Opsys UK grant the NewCo IP Licence to NewCo.

13.	Opsys IP Licence

13.1	As soon as practicable after Completion, Opsys UK will grant the Opsys IP Licence to USCO 1 Corporation.

14.	CDT UK IP Licences and Licence Agreements

14.1	As soon as practicable after Completion CDT UK and USCO 1 Corporation shall enter into the CDT-USCO IP Licence Agreement and CDT UK and Opsys shall enter into the CDT-NewCo IP Licence Agreement.

14.2	On the date hereof Opsys shall grant to CDT UK the Opsys CDT Licence.

15.	Board Observer

15.1	Commencing on the date of this agreement, the board of directors of Opsys have the right to nominate an observer to attend all board meetings of CDT provided that such observer is approved as suitable by CDT, such approval not to be unreasonably withheld or delayed. After the exercise of the Opsys UK Option such right shall continue until Opsys ceases to hold an aggregate Shareholding in CDT of at least 4% of the whole of the issued share capital of CDT. CDT shall provide the observer with reasonable prior written notice of all meetings (both formal and informal) of the board of directors of CDT and such observer shall be entitled to all information, papers and accounts presented to such directors in their capacity as directors. The expenses incurred by the observer in attending the meetings shall be for the account of Opsys until the date on which the Opsys UK Option or the Opsys Option is exercised and completed after which time such expenses are payable by and for the account of CDT.

15.2	If the Opsys Option is exercised, the shareholders of Opsys on the date of such exercise shall have the right to appoint an observer subject to the terms referred to in sub-clause 15.1 above where such right shall continue for such time as such shareholders hold an aggregate shareholding in CDT of at least 4% of the whole of the issued share capital of CDT.

15.3	Where the Chairman of CDT, acting reasonably, considers that the observer has a direct commercial conflict relating to any matter to be discussed at meetings of the board of directors of CDT, or the information to which he is entitled under sub-clause 15.1, then on request by CDT (to be made one week in advance of such meeting or the date on which the observer would otherwise have been entitled to such information), the observer (at its discretion) shall either (a) absent itself from such meetings and part of such meetings and or forgo his entitlement to information as the case may be, or (b) appoint an alternative observer to the meeting, or to receive such information as the case may be, such observer to be approved as suitable by CDT, such approval not to be unreasonably withheld or delayed.

16.	Warranties and Covenants

16.1	The Warrantors severally warrant to CDT in the terms of the Warranties in Part 1 of Schedule 3 (Warranties) on the date hereof and on Completion, in terms of the Warranties in Part 2 of Schedule 3 on the date hereof only and in terms of the Warranties in Part 3 of Schedule 3, on the Hive Down Date.

16.2	Opsys and Opsys UK shall procure or ensure (as the case may be) that other than in the ordinary and usual course of their businesses, no act shall be performed or omission allowed in such interval which would result in any of the Warranties being breached or misleading at any time up to and including the time of Completion other than as contemplated by this agreement.

16.3	The Warrantors accept that CDT is entering into this agreement in reliance upon each of the Warranties.

16.4	The Warrantors undertake to disclose in writing to CDT anything which is or is likely to constitute a breach of any of the Warranties within two Business Days of it coming to the notice of any of them both before, at the time of or after Completion.

16.5	Save in the event of fraud including fraudulent concealment, the Warrantors and Opsys undertake (if any claim is made against any of them in connection with the sale of either the Opsys UK Option Shares or the Opsys Shares as applicable to CDT) not to make any claim against Opsys UK or its subsidiaries from time to time or any director, employee or adviser of Opsys

UK from time to time on whom any of them may have relied before agreeing to any terms of this agreement or authorising any statement in the Disclosure Letter.

16.6	Each of the Warranties shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this agreement.

16.7	In the event that any of the Warranties is breached and such breach is incapable of remedy or, if capable of remedy, is not remedied by Opsys by the Completion Date or is untrue or misleading, Opsys and CDT agree that the sole remedy of CDT in such circumstances will be a reduction in the Option Exercise Price in an amount agreed between the Warrantors and CDT, or in default of such agreement, as determined by order of a court of competent jurisdiction which is equal to the amount by which the value of the Opsys UK Business is or becomes less than its value would have been if the Warranties had not been breached or would not have been untrue or misleading, subject always to the proviso that the maximum amount by which the Option Exercise Price will be reduced is $5,000,000.

16.8	The Option Exercise Price shall be increased by such number of CDT Shares at a value of $16.15 per share as most nearly equals but does not exceed an amount equal to the lesser of:

(A)	$1,000,000; and

(B)	the aggregate sum of any monies paid by Dupont to CDT or any member of the CDT Group pursuant to any agreement relating to the licensing of Opsys IP and entered into within twelve months of the date of this agreement.

16.9	Opsys undertakes to indemnify CDT against all costs (including legal costs on an indemnity basis as defined in rule 44.4(3) of the Civil Procedure Rules), expenses or other liabilities which CDT may reasonably incur in connection with the enforcement of any settlement of any claim that any of the Warranties have been breached or the enforcement of any judgment in favour of CDT in respect of such claim under this agreement.

16.10	Each of Opsys and CDT agrees to treat any payments in respect of indemnification hereunder or a successful claim for breach of Warranties as an adjustment to the Option Exercise Price for all purposes (including all Tax purposes).

16.11	The only Warranties given by the Warrantors in respect of or relating to Intellectual Property are contained in paragraph 25 of Parts 2 and 3 Schedule 3 (Warranties) and the only Warranties in respect of or relating to

Environmental Matters are contained in paragraph 32 of Part 2 of Schedule 3 (Warranties) and no claim or proceedings which could be brought within such paragraphs shall be brought and no liability which arises under such paragraphs shall also arise under any other Warranty.

16.12	CDT warrants to Opsys in the terms of CDT’s Warranties and CDT’s Warranties shall be deemed to have been repeated immediately before Completion by reference to the facts and circumstances subsisting at that date on the basis that any reference in such Warranties, whether express or implied, to the date of this agreement is substituted by a reference to the Completion Date.

16.13	Subject always to sub-clause 16.16, any liability or obligation of any of Opsys or the Warrantors to make a payment to CDT under the terms of this agreement shall first be determined in the relevant currency and then be translated into U.S. dollars using the prevailing spot rate of exchange as stated in the Financial Times newspaper on the date of such payment.

16.14	Where a Warranty given by the Warrantors is qualified by the knowledge of the Warrantors, then each Warrantor undertakes in such circumstances that it has made such enquiry into the subject of the Warranty as is reasonable in the context of a sale of the Company and assets to which it relates including reasonable enquiry of Damoder Reddy and it shall not be a defence that the Warrantors did not appreciate the relevance of any particular matter.

16.15	Other than in respect of claims by CDT for breach of warranties given in sub-clause 9.15B (limitation of which shall be governed by sub-clause 17.9), CDT’s sole remedy in respect to indemnity claims or claims for damages for breach of contract hereunder shall be a corresponding reduction in the Option Exercise Price by such number of CDT Shares as most nearly equals but does not exceed the value of such claim at a deemed value of $16.15 per share. For the avoidance of doubt CDT shall not be prohibited from seeking the remedy of specific performance for any breach of contract.

16.16	The Option Exercise Price shall be reduced by such number of CDT Shares at a value of $16.15 per share as most nearly equals but does not exceed an amount equal to three times the sum of: (i) the amount of money payable to the Universities of Oxford and St Andrews with respect to the provision of research services; (ii) the amount payable to the University of Oxford with respect to leases in Begbroke Business and Science Park premises (together (i) and (ii) comprise the “University Payables”); (iii) the net current liabilities of Opsys UK at the Hive Down Date.

16.17	No warranty is given in respect of the recitals and such recitals shall not constitute a representation, warranty or guarantee to the accuracy thereof.

16.18	The Warrantors shall not be personally liable (in cash or otherwise) under this agreement or otherwise to CDT, Opsys or Opsys UK for breach of Warranties.

17.	CDT’s remedies and Opsys’ and CDT’s limitations on liability

17.1	Subject to sub-clauses 17.2 and 17.4(a) and to the limitations set out in Schedule 4 (Limitations on liability), CDT shall be entitled to claim after Completion that any of the Warranties has been breached. In accordance with clause 25 (Effect of Completion), Completion shall not in any way constitute a waiver of any of CDT’s rights.

17.2	CDT shall not be entitled to claim that any fact causes any of the Warranties to be breached if it has been fairly disclosed to CDT in the Disclosure Letter in the absence of any fraud or fraudulent concealment on the part of any of the Warrantors.

17.3	CDT shall not be entitled to bring a claim under this agreement nor shall the Option Exercise Price be reduced, if and to the extent that the limitations set out in Schedule 4 (Limitations on liability) apply, in the absence of any fraud or fraudulent concealment on the part of any of the Warrantors.

17.4	(a)		If, between the date of this agreement and Completion, CDT becomes aware (whether it does so by reason of any disclosure made under sub-clause 16.4 (Warranties and covenants) or otherwise) that there has been any material breach of the Warranties set out in paragraphs 1, 2 and 4 of Part 1 of Schedule 3, and paragraphs 9, 19, 20 and 26 of Part 3 of Schedule 3 (Warranties) except as fairly disclosed in the Disclosure Letter, CDT may terminate this agreement by notice in writing to Opsys.

	(b	)	If this agreement is terminated in accordance with sub-clause 17.4(a) subject to sub-clause 17.6, all obligations of the parties under this agreement shall end except for those expressly stated to continue without limit in time but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist.

17.5	If, following Completion, CDT becomes aware (whether it does so by reason of any disclosure made pursuant to sub-clause 16.4 (Warranties and covenants) or otherwise) that there has been any breach of the Warranties or any other term of this agreement CDT shall not be entitled to terminate this agreement but shall be entitled to a reduction in Option Exercise Price in accordance with sub-clause 16.16 (Warranties and covenants).

17.6	CDT and Opsys acknowledge that the restrictions contained in clause 31 (Announcements) and clause 32 (Confidentiality) shall continue to apply after the termination of this agreement without limit in time.

17.7	CDT is entitled to terminate this agreement in the circumstances referred to in clause 4 (Conditions).

17.8	CDT and Opsys are entitled to terminate this agreement in the circumstances referred to in sub-clause 6.4 (Completion).

17.9	Save in the event of fraud or fraudulent concealment, all claims by CDT for breach of warranty given in sub-clause 9.15B shall be limited to an aggregate cap of the lesser of such number of CDT Shares at a deemed value of $16.15 per share as most nearly equals but does not exceed $5,000,000 or the number of the CDT Shares held by the Warrantors on the date of notification of claim and such claim shall be wholly barred and unenforceable unless written notice of such claim shall have been served by no later than 5.00 pm on the first anniversary of the Opsys Share Completion Date and any such claim shall be deemed to have been withdrawn (if it has not been previously satisfied, settled or withdrawn) on the expiry of a period of 18 months from the date of the Opsys Share Completion Date, unless proceedings in respect of it have commenced by being issued and served on the Warrantors.

17.10	Save in the event of fraud or fraudulent concealment by CDT, CDT shall be under no liability under CDT’s Warranties or any indemnities given by CDT in this agreement and any of such claims shall be wholly barred and unenforceable unless and to the extent that written notice of such claims (specifying in reasonable detail the circumstances which give rise to the claim, the breach that results and the amount claimed) has been given to CDT before the expiration of a period ending three months after the issuance of the audited accounts of CDT for the current accounting period of CDT ending after Completion. CDT at its sole discretion shall have the right to satisfy any claims under this agreement, including but not limited to indemnification, loss, breach, costs, expenses payable by it to Opsys by cash payment or by increasing the Option Exercise Price by such whole number of shares in CDT as most nearly equal but do not exceed the value of such claims and for such purposes the CDT Shares shall be deemed to have a value of $16.15 (or such other value as is appropriate after operation of clause 10 (Dilution and Reorganisation). Save in the event of fraud or fraudulent concealment the aggregate liability of CDT and CDT UK under the CDT warranties and the indemnities and agreements herein shall be limited to and shall not exceed the amount of $5,000,000.

17.11	Opsys shall not be entitled to claim that any fact causes the CDT Warranties to be breached if it has been fairly disclosed to Opsys in the CDT Disclosure Letter.

17.12	Save in the event of fraud or fraudulent concealment CDT shall be under no liability in respect of any claim under the CDT Warranties:

(a)	where the liability of CDT in respect of that claim would (but for this paragraph) have been less than £5,000; or

(b)	unless and until the liability in respect of that claim when aggregated with the liability of CDT in respect of all the claims shall exceed £200,000 in which case CDT shall be liable for the full amount of such claims and not merely the excess.

18.	Conduct of business before Completion

Except as part of the Hive Down Reorganisation referred to in sub-clause 11 (Hive Down) or as otherwise expressly provided in this agreement, Opsys will procure that, between the date of this agreement and Completion, Opsys will carry on business in the ordinary and usual course and not do anything which is not of a routine nature and shall not take any action (including but not limited to, any action related to personnel, capital expenditure and material contracts) that could reasonably be expected to be material to the business of Opsys UK after Completion without having in each case the consent in writing of CDT, such consent not to be unreasonably withheld. In particular, the matters listed in Schedule 5 (Conduct of business before Completion) shall require CDT consent.

19.	Covenants and Undertakings

19.1	Opsys shall use its reasonable endeavours to procure that all options or rights of the Acquired Employees over or to the issue or allotment of Opsys Shares, under share option arrangements unexercised as of the date of this agreement (the “Relinquished Share Options”) shall be surrendered or exercised by them in every case as soon as reasonably practicable following the Completion Date.

19.2	After Completion, CDT shall replace the Relinquished Share Options with option equivalents in relation to CDT Shares to the same value as their existing employee options in Opsys.

19.3	Opsys UK or CDT UK will indemnify Opsys against all losses, costs, damages, expenses (including legal expenses reasonably incurred), compensation and other liabilities (including redundancy payments, unfair dismissal or any claim within the jurisdiction of an employment tribunal, wrongful dismissal, breach of contract and any other claim arising at common law, sex, race or disability discrimination, equal pay and any claim in tort or otherwise, whether arising under UK or European law) suffered or incurred by Opsys relating to an Acquired Employee and arising from:

(a)	any act, omission or failure by CDT to comply with its obligations under sub-clause 19.2; and

(b)	any variation to the terms and conditions of employment of the Acquired Employees (save in respect of any incremental pay increases and pay awards or as a result of any change in the law) including any failure to receive new share options on equivalent terms to those enjoyed by the Acquired Employees as at the date of this agreement.

19.4	Opsys undertakes to CDT that on the Completion Date it shall pay the sum of $2,500,000 (the “Account Balance”) to the client account of the Opsys Solicitors in the name of Opsys (the “Opsys Account”) pending satisfaction of the following conditions, after which the balance of such sum remaining in credit in the Opsys Account may be dealt with by Opsys at Opsys’ sole discretion:

(i)	the use of the Account Balance to repay to Dupont the sum of $1.5 million in respect of the cancellation of the Dupont Agreement;

(ii)	the use of the Account Balance to pay Ulvac Technologies Inc., $1,000,000 in relation to the novation of the purchase order number US10002, dated 27 March 2001.

19.5	Opsys covenants with CDT that Opsys will indemnify CDT (for itself and as Trustee for Opsys UK) in an amount equal to the value of any and all claims which may be made against Opsys UK by or in respect of any of the Excluded Individuals because of their resignation from office or of their employment being terminated or otherwise and an amount equal to all costs, charges and expenses incurred by Opsys UK which are incidental to any such claim. For the avoidance of doubt, any liabilities arising because of the resignation from office of any other employee of Opsys UK after Completion shall be for the account of CDT.

19.6	On the Completion Date, Opsys undertakes to deliver to CDT’s Solicitors undated stock transfer forms relating to the Opsys UK Option Shares in the name of CDT duly executed as deeds by Opsys and delivered in escrow pending satisfaction of the escrow condition or termination of the escrow referred to in sub-clause 19.7.

19.7	The escrow condition referred to in sub-clause 19.6 shall be deemed satisfied immediately prior to an Insolvency Event in respect of Opsys, or on completion of the sale and purchase of the Opsys UK Shares pursuant to the Opsys UK Option whereupon the stock transfer forms shall be released from escrow to CDT, the Option Exercise Price inserted as the consideration therein and the form dated. The escrow shall terminate and CDT shall or shall instruct its Solicitors to return the stock transfer forms to Opsys on completion of the sale and purchase of the Opsys Shares pursuant to the Opsys Option or in the case of an Insolvency Event of CDT or if a receiver (including an administrative receiver), liquidator, trustee, administrator, custodian or similar official is appointed in any jurisdiction in respect of the whole or any material part of the business or assets of Opsys UK.

19.8	If, after the date of this Agreement, Opsys is required to pay redundancy payments in accordance with the terms of their respective contracts of employment or otherwise in accordance with the Employment Rights Act 1996 to any of the Redundant Individuals, Opsys UK will promptly reimburse Opsys within 7 days of demand by Opsys UK for 50 per cent. of the said redundancy payments and in the event that Opsys UK is required to pay such redundancy payments, Opsys will promptly reimburse Opsys UK within 7 days of demand by Opsys UK for 50 per cent of the said redundancy payments.

20.	Employment indemnities

20.1	If the contract of employment of any Excluded Individual is found by a court or employment tribunal or alleged by such Excluded Individual to have effect after the Hive Down Date as if originally made with Opsys UK, Opsys agrees that:

(a)	in consultation with CDT it will within 14 days of being informed of such finding or allegation make an offer or procure that an offer is made by USCO, or any person controlled by Opsys Shareholders at the date hereof, to that Excluded Individual to employ him under a new contract of employment to take effect on the termination referred to below; and

(b)	any such offer of employment made will be on terms and conditions which do not differ in any material way from the terms and conditions of employment of that Excluded Individual immediately before the Hive Down Date.

20.2	Upon that offer being made (or at any time after the offer should have been made if no offer is made) CDT shall procure that Opsys UK will terminate the employment of the relevant Excluded Individual concerned and Opsys will indemnify CDT (for itself and as trustee for Opsys UK) against all liabilities, obligations, costs, claims and demands arising directly or indirectly out of the employment of such Excluded Individual from the Hive Down Date until the termination of such employment.

20.3	Opsys will indemnify CDT (for itself and as trustee for Opsys UK) against any cost, loss, damage, expense, order or award suffered or incurred by reason of any proceeding, claim or demand by any Excluded Individual (or where applicable the individual representative of any Excluded Individual):

(a)	in relation to the employment or termination of employment of any Excluded Individual arising from any act or omission of Opsys, USCO or the Opsys Shareholders at the date hereof; and

(b)	to the extent that it arises from any failure by Opsys to comply with its obligations under Regulation 10 of the Transfer of Undertakings (Protection of Employment) Regulations 1981 in respect of any Excluded Individual.

20.4	In the event that any of the Redundant Individuals are made redundant (as defined in section 139 of the Employment Rights Act 1996) or otherwise dismissed by Opsys (or any Associated Company) directly or indirectly as a result of the Hive Down Reorganisation or for an economic, technical or organizational reason, CDT and Opsys UK will jointly and severally indemnify Opsys for any loss, cost, damage or expenses suffered or incurred by Opsys (or any Associated Company) in terminating their employment, including for the avoidance of doubt, compensation for unfair dismissal paid to such Redundant Individuals (save only in respect of the redundancy costs borne by Opsys pursuant to sub-clause 19.8 of this Agreement).

20.5	Opsys UK shall offer consultancy agreements to each of the Acquired Consultants on financial terms which do not differ in any material way from the terms and conditions of consultancy of each such Acquired Consultant immediately before the Hive down Date. Opsys will indemnify CDT (for itself and as trustee for Opsys UK) for any pensions contributions payable by Opsys UK under such terms and conditions in excess of 5% of such consultants consultancy fee. In addition, Opsys will indemnify CDT (for itself and as trustee for Opsys UK) against any cost, loss, damage, expense, order or award suffered or incurred by reason of any proceeding claim or demand by any Acquired Consultant (or where applicable the individual representative of any Acquired Consultant):

(a)	in relation to the failure by Opsys to comply with its obligations under Regulation 10 of the Transfer of Undertakings (Protection of Employment) Regulations 1981 in respect of any Acquired Consultant;

(b)	under the Employment Rights Act 1996 or other applicable employee protection legislation payable on the termination of such Acquired Consultant’s consultancy agreements.

20.6	Opsys will indemnify CDT (for itself and as trustee for Opsys UK) against any cost, loss, damage, expense, order or award suffered or incurred by Opsys UK by reason of any proceeding claim or demand by or in relation to Mr. Ben Brosh arising out of payments made to Mr. Brosh during his current sickness absence and ending one month after the Hive Down Date and resulting from the management by Opsys of such sickness absence and any breach of law or regulation arising therefrom.

20.7	Opsys will indemnify CDT (for itself and as trustee for Opsys UK) against any cost, loss, damage, expense, order or award suffered or incurred by Opsys UK by reason of any proceeding claim or demand by or in relation to or arising out of, the failure of Zugang Liu and Hua Hong Shi to have approved and valid permits to work for Opsys UK in the United Kingdom.

20.8	CDT or Opsys UK shall indemnify Opsys in respect of 50% of all costs, losses, damages, expenses, orders and awards by reason of any proceedings, claims or demands related to the termination of the consultancy agreement with Mr Oleg Salata on or after December 31, 2002.

20.9	Opsys shall indemnify and keep CDT (for itself and as trustee for Opsys UK) indemnified against all costs, claims, losses, liabilities and expenses which Opsys UK may incur in relation to any Acquired Employee employed in the Opsys UK Business prior to the Hive Down Date:

(a)	arising out of or in connection with any claim made by or on behalf of any Acquired Employee which relates to his employment by Opsys prior to the Hive Down Date;

(b)	arising out of or in connection with a dismissal by Opsys of any Acquired Employee and which Opsys UK may incur pursuant to the TUPE Regulations;

(c)	incurred by Opsys UK in connection with any Excluded Individual whose employment transfers to Opsys UK as a consequence of the TUPE Regulations including, for the avoidance of doubt, any liability incurred by Opsys UK in dismissing any Excluded Individual; and

(d)	arising out of Opsys’s failure to discharge its duty to consult with its Employees in accordance with Regulation 10 of the TUPE Regulations (save insofar as such failure arises from Opsys UK’s failure to comply with Regulation 10(3) of the TUPE Regulations).

20.10	If the contract of employment of any Acquired Employee is found by a court or employment tribunal or alleged by such Acquired Employee to have effect after the Hive Down Date as if originally made with Opsys or any member of Opsys’s Group, Opsys UK agrees that:

(a)	in consultation with Opsys it will within 14 days of being informed of such finding or allegation ensure that an offer is made by Opsys UK to that Acquired Employee to employ him under a new contract of employment to take effect on the termination referred to below; and

(b)	any such offer of employment made will be on terms and conditions which do not differ in any material way from the terms and conditions of employment of that Acquired Employee immediately before the Hive Down Date.

20.11	Upon that offer being made (or at any time after the offer should have been made if no offer is made) Opsys shall terminate the employment of the relevant Acquired Employee concerned and Opsys UK will indemnify Opsys against all liabilities, obligations, costs, claims and demands arising directly or indirectly out of the employment of such Acquired Employee from the Hive Down Date until the termination of such employment.

20.12	Opsys UK shall indemnify Opsys against each and every cost claim liability expense or demand arising from:

(a)	any claim or allegation by an Acquired Employee that in consequence of the sale of the Opsys UK Business to Opsys UK there has been or will be a substantial change in such Acquired Employee’s working conditions to his detriment;

(b)	any act or omission of Opsys UK in relation to an Acquired Employee occurring after the Hive Down Date and against any claim for redundancy payments or protective awards and any liability for wrongful dismissal or unfair dismissal or otherwise in connection with the transfer of the employment of the Acquired Employees to Opsys UK; and

(c)	any failure by Opsys UK to provide retirement or death in service benefits for or in respect of any Acquired Employees of the same or equivalent level as such persons would have been entitled to under Opsys’s scheme (if any) immediately before the Hive Down Date.

(d)	Any act or failure of Opsys UK or any of its associated companies to comply with its obligations under Regulation 10 of the TUPE Regulations 1981 in respect of any Acquired Employee.

21.	Restrictions on business activities

21.1	Opsys undertakes to and for the benefit of Opsys UK and CDT only that it will not, either alone or in conjunction with or on behalf of any other person, do any of the following things:

(a)	neither pending nor within two years after the Completion Date, be engaged or directly or indirectly interested in carrying on a business within the United Kingdom, North America, Europe, Asia, Australia and South East Asia which competes materially and directly with the business of Opsys UK as it is carried on at the date of Completion (but for the avoidance of doubt CDT acknowledges that carrying on the business of USCO in accordance with the US Business Plan will not breach this clause 21);

(b)	disclose to any other person or (in any way which may be detrimental to the business of Opsys UK as carried on at the Completion Date) use any information which is Confidential Business Information for so long as that information remains Confidential Business Information;

(c)	from expiry of a period of 12 months commencing on the Completion Date or if earlier on the date of any change of control of USCO as a result of which any person other than Opsys or the Opsys Shareholders or a company owned by the Opsys Shareholders or an existing Shareholder of Opsys would obtain control of USCO without limitation to the provisions of this clause, use or permit the use of the name Opsys or use any trade or business name or distinctive mark, style or logo used by or in the business of Opsys at any time before Completion or anything intended or likely to be confused with it except as permitted in the Opsys IP Licence;

(d)	neither pending nor within two years after Completion, solicit the custom or business, in relation to goods or services sold to any person by Opsys in the course of its business during the two years before the Completion Date, of that person in respect of similar goods or services;

(e)	neither pending nor within two years after Completion employ any Acquired Employee (other than employees who fulfil purely administrative functions or whose employment has been terminated by Opsys UK); nor

(f)	assist any other person to do any of the foregoing things.

21.2	USCO undertakes to and for the benefit of Opsys UK and CDT only that it will not, either alone or in conjunction with or on behalf of any other person, do any of the following things:

(a)	from the expiry of a period of 6 months commencing on the Completion Date USCO and any other operational entity which is a member of the same corporate group of USCO will not use the name Opsys or use any trade or business name or distinctive mark, style or logo used by or in the business of Opsys at any time before Completion or anything intended or likely to be confused with it;

(b)	neither pending nor within two years after Completion employ any Acquired Employee (other than employees who fulfil purely administrative functions or whose employment has been terminated by Opsys UK); nor

(c)	enter into partnership with, employ or attempt to employ or negotiate or arrange the employment or engagement by any other person, of any person who held a senior management, technical or sales position with Opsys during the period of 12 months prior to the Completion Date (a person is deemed to be “senior” for this purpose if his or her total remuneration equals or exceeds £30,000 per annum) other than with Excluded Individuals or the Redundant Individuals.

21.3	Each undertaking contained in this clause 21 shall be construed as a separate undertaking and to the extent that one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade or otherwise enforceable, the remaining undertakings shall continue to bind Opsys and USCO as applicable.

21.4	In consideration of CDT agreeing to enter into this agreement with Opsys, Michael Holmes and Alexis Zervoglos severally undertake to CDT that until the expiry of three years from the Completion Date none of them shall and in the case of sub-clause 21.4(c) only USCO shall not:

(a)	carry on any business other than USCO that competes materially and directly with any business being carried on by Opsys UK on the date of Completion;

(b)	interfere with, solicit or attempt to entice away from Opsys UK the business of any person with which Opsys was in substantive discussions or negotiations in the last twelve months prior to Completion; or

(c)	enter into partnership with, employ or attempt to employ or negotiate or arrange the employment or engagement by any other person, of any person who held a senior management, technical or sales position with Opsys during the period of 12 months prior to the Completion Date (a person is deemed to be “senior” for this purpose if his or her total remuneration equals or exceeds £30,000 per annum) other than with Excluded Individuals or the Redundant Individuals.

21.5	The restrictions imposed on Michael Holmes and Alexis Zervoglos by sub-clause 21.4 extend to any actions on his own account and on behalf of any firm, company or other person and shall apply whether he acts directly or indirectly.

21.6	For the avoidance of doubt, the restrictions in sub-clauses 21.1(a) and 21.4(a) shall not prohibit the relevant person from holding shares in a listed company which confer not more than 5% of the votes which could normally be cast at a general meeting of that company.

22.	Intellectual Property and Business Information

Without prejudice to paragraph 26 (Intellectual Property) of Schedule 3 (Warranties), if CDT discovers after Completion that any of those persons which are Opsys Shareholders or if Opsys or USCO owns any Intellectual Property or Business Information which has prior to Completion been used exclusively by the Opsys UK Business, Opsys agree subject to the terms of the Opsys IP Licence to procure in relation to Opsys and otherwise to use all reasonable endeavours to procure at its own cost that such Intellectual Property and/or Business Information is transferred to CDT or a company nominated by CDT for nominal consideration. For the avoidance of doubt, Intellectual Property owned by Oxford or St Andrews will only be licensed to Opsys UK under the terms of the Framework Agreement or the Umbrella Licence.

23.	Transitional Services

CDT, Opsys and USCO shall co-operate in good faith to provide arrangements for transitional services for a period of 6 months after Completion required for the operation of each party’s business, such services to be provided at no charge other than reimbursement of out of pocket expenses.

24.	Access, Books and Records

24.1	As from the date of this agreement until Completion, CDT and any persons authorised by it will be given reasonable access on reasonable written notice to the premises and the Books and Records relating exclusively to the Opsys UK Business and the directors and employees of Opsys and Opsys will be instructed to give within two Business Days all information and explanations to CDT or any such persons as they may reasonably request.

24.2	Opsys and USCO as applicable shall at Completion deliver to CDT originals of all the Books and Records relating exclusively to the Opsys UK Business.

24.3	For a period of six years after Completion Opsys or USCO as applicable shall maintain and provide copies to CDT of any Books and Records relating exclusively to the Opsys UK Business as at Completion.

24.4	If Opsys exercises the Opsys Option, Opsys shall provide CDT on request with copies of the agreements and arrangements between Opsys and USCO and relating to the sale of USCO 1 Corporation and USCO 2 Corporation.

25.	Effect of Completion

Any provision of this agreement and any other documents referred to in it which is capable of being performed after but which has not been performed at or before Completion and all Warranties and covenants and other undertakings contained in or entered into pursuant to this agreement shall remain in full force and effect notwithstanding Completion.

26.	Remedies and waivers

26.1	No delay or omission by CDT in exercising any right, power or remedy provided by law or under this agreement or any other documents referred to in it shall:

(a)	affect that right, power or remedy; or

(b)	operate as a waiver thereof.

26.2	The single or partial exercise of any right, power or remedy provided by law or under this agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

27.	Assignment

27.1	CDT may at any time assign all or any part of the benefit of (but not the burden), or its rights or benefits under, this agreement and any agreements referred to in clause 29 (Entire agreement) (including the Warranties and the covenants and indemnities in sub-clauses 16.7, 16.10, together with any causes of action arising in connection with any of them) to another member of CDT’s Group provided that such assignment shall not be absolute but shall be expressed to have effect only for so long as the assignee remains a member of CDT’s Group and that immediately before ceasing to be such a member the assignee shall assign the benefit to a member of CDT’s Group provided that in the event of any such assignment the liability of Opsys under this agreement shall be no greater than if such assignment had not taken place.

27.2	Other than in accordance with sub-clause 27.1, no person may assign, novate or otherwise transfer rights or obligations hereunder.

28.	Further assurance

28.1	Each of Opsys and as applicable USCO shall so far as it is able from time to time at its own cost, on being required to do so by CDT, now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of all documents in a form reasonably satisfactory to CDT which CDT may reasonably consider necessary for the purpose of transferring to CDT the full legal and beneficial ownership of the shares in Opsys UK or Opsys and the Opsys IP as contemplated hereby.

28.2	CDT shall, so far as it is able from time to time at its own cost, on being required to do so by Opsys, now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of all documents in a form reasonably satisfactory to Opsys which Opsys may reasonably consider necessary for the purpose of issuing to Opsys the full legal and beneficial ownership of the CDT Shares as contemplated hereby.

28.3	Each of the parties shall, at its own cost, execute such documents and take such steps as the other party may reasonably require to fulfil the provisions of and give to each party the full benefit of this Agreement.

29.	Entire agreement

29.1	With the exception of the heads of terms entered into between Opsys and CDT on September 14, 2002 which shall terminate and cease to have effect on the Completion Date. This agreement, the Disclosure Letter referred to in sub-clause 17.2 (CDT remedies and Opsys and CDT’s limitations on liability) and any other documents referred to in this agreement (the “Transaction Documents”), but excluding the recitals to this agreement which are not legally binding, constitute the whole and only agreement between the parties relating to the sale and purchase of the shares in Opsys UK and Opsys, the subscription for shares in Opsys UK, the management of Opsys UK and shareholders arrangements for the holding of shares in Opsys UK.

29.2	Except in the case of fraud, no party shall have any right of action against any other party to this agreement arising out of or in connection with any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of the Transaction Documents made or given by any person at any time prior to the date of this agreement except to the extent that it is repeated in the Transaction Documents.

29.3	This agreement may only be varied in writing signed by each of the parties.

30.	Notices

30.1	A notice under this agreement shall only be effective if it is in writing.

30.2	Notices under this agreement shall be sent to a party at its address or number and for the attention of the individual set out below:

Party and title of individual	Address	Facsimile no.

In the case of Opsys, or the Warrantors to each of:-

Michael Holmes	3 Capel Close Oxford OX2 7LA England

Alexis Zervoglos	40 Sloane Court West London SW3 4TB	020 7730 9654

In the case of CDT to:

CDT Acquisition Corp.	its registered office from time to time

provided that a party may change its notice details on giving notice to the other party of the change in accordance with this clause.

30.3	Any notice given under this agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

(a)	if delivered personally, on delivery;

(b)	if sent by first class post, two clear Business Days after the date of posting; and

(c)	if sent by facsimile, when despatched.

30.4	Any notice given under this agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

31.	Announcements

31.1	Except for a press announcement in the agreed form, no announcement concerning the sale of the shares of Opsys or Opsys UK or any ancillary matter shall be made by Opsys, CDT or the Warrantors without the prior written approval of CDT, Opsys and the Warrantors. This sub-clause does not apply in the circumstances described in sub-clause 31.2.

31.2	Either party may, after consultation with the other party, make an announcement concerning the sale of the shares in Opsys or Opsys UK as contemplated by this agreement, or any ancillary matter, if required by:

(a)	law; or

(b)	any securities exchange or regulatory or governmental body to which that party is subject, wherever situated, whether or not the requirement has the force of law.

31.3	The restrictions contained in this clause shall apply without limit in time.

32.	Confidentiality

32.1	Each party shall treat as confidential all information obtained as a result of entering into or performing this agreement which relates to:

(a)	the provisions of this agreement;

(b)	the negotiations relating to this agreement; or

(c)	the other parties.

32.2	Notwithstanding the other provisions of this clause, any party may disclose confidential information:

(a)	if and to the extent required by law;

(b)	if and to the extent required by any securities exchange or regulatory or governmental body to which that party is subject wherever situated, whether or not the requirement for information has the force of law;

(c)	if and to the extent required to vest the full benefit of this agreement in that party;

(d)	to its professional advisers, auditors and bankers;

(e)	if and to the extent the information has come into the public domain through no fault of that party; or

(f)	if and to the extent the other parties have given prior written consent to the disclosure.

Any information to be disclosed pursuant to sub-clauses (a), (b) or (c) shall be disclosed only after consultation with the other parties.

32.3	The restrictions contained in this clause shall apply without limit in time.

33.	Costs and expenses

Except as otherwise stated in any other provision of this agreement, each party shall pay its own costs and expenses in relation to the arrangements contemplated herein. For the avoidance of doubt, all costs and expenses incurred by Opsys relating directly or indirectly to the arrangements contemplated by this agreement up to and including Completion shall be borne by Opsys.

34.	Counterparts

34.1	This agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

34.2	Each counterpart shall constitute an original of this agreement, but all the counterparts shall together constitute but one and the same instrument.

35.	Contracts (Rights of Third Parties) Act 1999

35.1	Any person (other than the parties to this agreement) who is given rights or benefits under clause 9 (Opsys Limited Option) of this agreement and any Acquired Employee shall be entitled to enforce those rights or benefits against the parties in accordance with the Contracts (Rights of Third Parties) Act 1999. Save as provided in clause 9 (Opsys Limited Option) the parties to this agreement do not intend that any term of this agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this agreement.

35.2	The parties may amend, vary or terminate this agreement in such a way as may affect any rights or benefits of any third party which are directly enforceable against the parties under the Contracts (Rights of Third Parties) Act 1999 without the consent of such third party.

36.	Choice of governing law

This agreement is to be governed by and construed in accordance with English law.

37.	Jurisdiction

The courts of England are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement. Any Proceedings may therefore be brought in the English courts. This jurisdiction agreement is irrevocable.

Schedule 1

(Conditions to Completion)

1.	Articles of Association of Opsys UK

Opsys UK Articles being adopted by Opsys.

2.	Reorganisation

The Hive Down Agreement having been completed and the Novated Agreements other than the Novation Agreement between (1) Central Research Laboratories, (2) Opsys Limited and (3) Opsys UK Limited having been narrated by the Novation Agreements.

3.	Toppan Investment

The investment of $5 million in CDT by Toppan under the Toppan subscription agreement executed on or about the date hereof.

Schedule 2

(Completion Arrangements)

At Completion:

1.	Opsys shall deliver to CDT or CDT’s Solicitors:

(a)	share certificates for the Opsys UK Subscription Shares in the name of CDT or such person as CDT may nominate prior to Completion;

(b)	the Books and Records referred to in sub-clause 24.2 (Access, Books and Records) (to the extent not in the possession of Opsys UK);

(c)	statement of net current liabilities (including the University Payables) of the Opsys UK Business as at the Completion Date showing an aggregate net current liability of less than $900,000;

(d)	the Disclosure Letter and confirmation, if appropriate, that no supplementary disclosure letter has been provided; and

(e)	A signed acknowledgement of the CDT Disclosure Letter following its delivery by CDT to Opsys on the date hereof.

2.	Opsys shall deliver to CDT (or to any person whom CDT may nominate) such of the following as CDT may require (to the extent the same are not deemed delivered through being in the possession of Opsys UK):

(a)	the statutory books (which shall be written up to but not including the Completion Date), the certificate of incorporation (and any certificate of incorporation on change of name) and common seal (if any) of Opsys UK;

(b)	copies of the minutes in the agreed form of a duly held general meeting of Opsys authorising the execution by Opsys of this agreement and entering into the arrangements described in the agreement (such copy minutes being certified as correct); and

(c)	a release in the agreed form duly executed as a deed releasing the officers, directors and employees at Opsys UK from any and all liability whatsoever which may be owing to Opsys.

3.	Opsys shall procure that all the present directors and secretary of Opsys UK resign their offices as such and to relinquish any rights which they may have under any contract of employment with Opsys UK or under any statutory provision including any right to damages for wrongful dismissal, redundancy payment or compensation for loss of office or unfair dismissal, such resignations to be tendered at the board meeting referred to in paragraph 5 below;

4.	Opsys shall procure a board meeting of Opsys UK to be held at which:

(a)	it shall be resolved that the subscription of CDT relating to the Opsys UK Subscription Shares shall be approved and the allotment and issue of such shares to CDT shall be sanctioned and (subject only to the receipt of the subscription price) CDT registered as the holder of the Opsys UK shares concerned in the register of members and share certificates in respect thereof issued to CDT;

(b)	Jonathan Bradford nominated by Opsys and Scott Brown and Ian Butcher nominated by CDT shall be appointed directors as CDT shall direct, such appointments to take effect on the Completion Date;

(c)	the resignations of the directors and secretary referred to in paragraph 3 above shall be tendered and accepted so as to take effect at the close of the meeting and each of the persons tendering his resignation shall deliver to Opsys UK an acknowledgement executed as a deed that he has no claim against Opsys UK for breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other account whatsoever and that no agreement or arrangement is outstanding under which Opsys UK has or could have any obligation to him;

(d)	the situation of the registered office shall be changed to Greenwich House, Madlingley Rise, Madlingley Road, Cambridge, CB3 0TX, United Kingdom.

5.	CDT shall procure that minutes of the duly held board meetings, certified as correct by the secretary of Opsys UK, and the resignations and acknowledgements referred to are delivered to CDT’s Solicitors.

6.

(a)         Opsys shall repay all moneys owing to Opsys UK by them (whether due and payable or not), their partners, shareholders, their holding companies, subsidiaries or associated companies, or by their directors or any of their connected persons except those arising in the ordinary course of trade.

(b)	Opsys shall procure the release of Opsys UK, on Completion, from any guarantee, indemnity, suretyship, bonding liability or similar contingent liability given or undertaken by Opsys UK in respect of any obligations of Opsys or its partners, shareholders, holding companies, subsidiaries or associated companies and shall indemnify CDT against all liabilities arising after Completion in respect of such. Nothing in this sub-clause 6(b) shall release Opsys UK from any obligation or indemnity to Opsys under this agreement or under any of the Transaction Documents including but not limited to Opsys UK’s obligation to pay Opsys VAT reclaimed under clause 5 of the Hive Down Agreement.

7.	Opsys shall deliver into escrow as deeds duly executed stock transfer forms relating to the Opsys UK Option Shares in the name of CDT together with Opsys UK share certificates relating to such shares.

8.	When Opsys has complied with the provisions of paragraphs 1 to 7, CDT shall:

(a)	pay to Opsys UK by way of telegraphic transfer cash in an amount of $2.5 million in satisfaction of the subscription price referred to in sub-clause 2.1; (Subscription in Opsys UK);

(b)	pay to Opsys by way of telegraphic transfer the cash in an amount of $2 million in satisfaction of the licence fee for the Opsys CDT Licence.

Schedule 3

(Warranties)

Part 1

Warranties (to be given at Signing and at Completion)

    The Warrantors warrant to CDT as follows:

1.	Ownership of the share capital of Opsys UK

Other than the subscription pursuant to sub-clause 2.1, Opsys is the sole legal and beneficial owner of the entire issued share capital of Opsys UK.

2.	Capacity

2.1	Each of Opsys, Opsys UK, USCO 1 Corporation and USCO 2 Corporation has the requisite power and authority to enter into and perform this agreement.

2.2	The execution and delivery of, and the performance by each of Opsys, Opsys UK, USCO 1 Corporation and USCO 2 Corporation of their respective obligations under, this agreement will not:

(a)	result in a breach of any provision of their respective memoranda or articles of association; or

(b)	result in a breach of, or constitute a default under, any instrument to which any such company is a party or by which it is bound; or

(c)	result in a breach of any order, judgment or decree of any court or governmental agency to which any such company is a party or by which it is bound; or

(d)	require the consent of the shareholders of any such company.

3.	Validity

This agreement and the other documents to be executed by Opsys, Opsys UK, USCO 1 Corporation and USCO 2 Corporation which are to be delivered hereunder, will, when executed, constitute binding obligations on such companies in accordance with their respective terms.

4.	Historic Trading of Opsys UK

Opsys UK has not traded prior to the date of this agreement and shall not have traded prior to the Hive Down Date and it has not incurred any liability or obligation other than to its shareholder in respect of its share capital and other than its obligations under this agreement, the Hive Down Agreement and the other agreements referred to therein.

Part 2

Warranties in respect of Opsys (to be given at Signing)

The Warrantors warrant to CDT as follows:

1.	Arrangements between any of Opsys, Opsys UK, USCO 1 Corporation and USCO 2 Corporation

No indebtedness (actual or contingent) and no contract or arrangement is outstanding between Opsys and any partner or shareholder of any of Opsys or USCO or any director of or person connected with such companies or between Opsys and its Subsidiaries or between Opsys UK and Opsys.

2.	[Intentionally Left Blank]

3.	Group structure

3.1	The shares listed in part 1(6) of Schedule 6 (Basic information about Opsys), comprise the entire issued and allotted share capital of Opsys at the date hereof and all of them are fully paid up.

3.2	Schedule 10 (Agreements for the issue of shares) lists all agreements or commitments outstanding at the date of this agreement which call for the allotment, issue or transfer of, or accord to any person the right to call for the allotment or issue of, any shares or debentures in or securities of Opsys.

3.3	Parts 2, 3 and 4 of Schedule 6 (Basic information about the Opsys Group) list all Opsys’ Subsidiaries at the date of this agreement, such information being true and accurate in all material respects.

3.4	Opsys does not act or carry on business in partnership with any other person nor is it a member (otherwise than through the holding of share capital) of any corporate or unincorporated body, undertaking or association nor does it hold nor is it liable on any share or security which is not fully paid up or which carries any liability.

3.5	Opsys does not have any branch, agency, place of business or permanent establishment outside the United Kingdom.

4.	Options, mortgages and other encumbrances

4.1	Except as set out in Schedule 10 (Agreements for the issue of Shares) and the Disclosure Letter, there is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance or equity on, over or affecting the entire issued share capital of Opsys or any of them and there is no agreement or commitment to give or create any and no claim has been made by any person to be entitled to any.

4.2	No option, right to acquire, mortgage, charge, pledge, lien (other than a lien arising by operation of law in the ordinary course of trading) or other form of security or encumbrance or equity on, over or affecting the whole or any part of the undertaking or assets of Opsys is outstanding and there is no agreement or commitment to give or create any and so far as the Warrantors are aware no claim has been made by any person to be entitled to any.

5.	Accuracy and adequacy of information

5.1	The information given in Schedule 6 (Basic Information about Opsys) is true and accurate in all material respects.

5.2	All material documents which should have been delivered by Opsys to the Registrar of Companies have been properly so delivered.

6.	Accounts and Management Accounts

6.1	The Accounts:

(a)	were prepared in accordance with law and generally accepted accounting standards, principles and policies in the United Kingdom at the time they were audited;

(b)	show a true and fair view of the state of affairs of Opsys, at the accounting reference date to which the Accounts relate; and

(c)	are not affected by any extraordinary, exceptional or non-recurring items.

6.2	At the Accounts Date, Opsys did not have an aggregate liability in excess of £50,000 (whether actual, contingent, unquantified or disputed) or outstanding capital commitment which is not adequately disclosed or provided for in the Accounts.

6.3	The accounting records of Opsys have been kept on a proper and consistent basis (no change in the methods or bases of valuation or accountancy treatment having been made for at least three years prior to the Accounts Date or since), are up-to-date and contain details of the business activities of Opsys to the extent required by the Companies Acts to be entered in them.

6.4	The Management Accounts have been carefully prepared using policies consistent with the Accounts except in so far as the Kodak Licence prepayment and interest and premium accrual in respect of the loan stock are excluded from the Management Accounts but it is acknowledged that they are not prepared on a statutory basis. The Accounts fairly reflect the trading position of Opsys as at their date and for the period to which they relate and are not affected by any extraordinary, exceptional or non-recurring income, capital gain or expenditure or by any other factor known by the Warrantors rendering profits or losses for the period covered exceptionally high or low.

7.	Events since the Accounts Date

7.1	A balance sheet of Opsys as at the date of this agreement and a profit and loss account of Opsys for the period from the Accounts Date up to the date of this agreement prepared on the same policies, practices and bases as the Accounts would show that the net tangible assets of Opsys (after taking account of the profit or loss for the period ending on the date of this agreement) would not be less than the net tangible assets as at the Accounts Date shown in the Accounts.

8.	Since the Accounts Date:

(a)	So far as the Warrantors are aware there has been no material adverse change in the financial position of Opsys;

(b)	the business of Opsys has been carried on in the ordinary and usual course and in the same manner (including nature and scope) as in the past and no unusual or onerous contract differing from the routine contracts necessitated by the nature of its trade has been entered into by Opsys;

(c)	no asset of a value in excess of £10,000 has been acquired or disposed of on capital account or has been agreed to be acquired or disposed of and no contract involving expenditure by it on capital account has been entered into by Opsys;

(d)	no debts or other receivables and no goods, plant, machinery or equipment of Opsys have been factored or sold or agreed to be sold; and

(e)	no change in the accounting reference period of Opsys has been made.

8.2	All book debts shown in the Accounts have been realised for an aggregate sum not being less than that shown in the Accounts and no indication has been received that any debt now owing to Opsys is bad or doubtful.

9.	Contracts and commitments

9.1	Opsys is not under any obligation, nor is it a party to any contract, which cannot readily be fulfilled or performed by it on time and without undue or unusual expenditure of money.

9.2	Opsys is not a party to nor has it any liability (present or future) under any guarantee or indemnity or letter of credit or any leasing, hiring, hire purchase, credit sale or conditional sale agreement nor has it entered into any contract or commitment involving, or likely to involve, obligations or expenditure of an unusual or exceptional nature or magnitude.

9.3	Opsys is not a party to any contract or arrangement which restricts its freedom to carry on its business in any part of the world in such manner as it may think fit, or to any agency, distributorship or management agreement.

9.4	Opsys is not and the Warrantors are not aware of any breach of, or any invalidity, or grounds for determination, rescission, avoidance or repudiation of, any contract to which Opsys is a party or of any allegation of such a thing.

9.5	Opsys does not have outstanding any bid or tender or sale or service proposal which is substantial in relation to its business or which, if accepted, would be likely to result in a loss.

9.6	Opsys is not a party to any joint venture agreement or arrangement or any agreement or arrangement under which it is to participate with any other in any business except for Lite Array Inc which is to be transferred from Opsys to USCO before Completion.

9.7	Opsys is not a party to any contract which falls within any of the cases specified below:

(a)	the contract is of a value of more than £10,000 or it relates to matters not within the ordinary and usual course of business; or

(b)	the contract is of one year or greater duration; or

(c)	the contract can be terminated in the event of any change in the underlying ownership or control of Opsys or would be affected by such change with a resulting material adverse effect on Opsys;

and for this purpose “contract” includes any understanding, arrangement or commitment however described.

9.8	Neither Lite Array Inc. nor any other person has a licence or other subsisting rights granted by Opsys, to manufacture OLED products in China, Taiwan and Hong Kong, on an exclusive basis or otherwise.

9.9	Opsys is not under any obligation in respect of unaccrued or undisclosed liabilities and obligations in respect of any arrangements undertaken on behalf of joint venture operations or operations in The United States of America.

9.10	Other than under licences disclosed in the Disclosure Letter at Section 9.10, Opsys retains the rights to all earnings generated from the Intellectual Property owned or exclusively licenced by Opsys.

10.	Insider contracts

There is not, and there has not at any time during the last six years been, any contract or arrangement to which Opsys is, or was, a party and in which any shareholder of Opsys, or any member, shareholder or partner of any such shareholder or USCO or any person beneficially interested in any part of the share capital of Opsys, or any director of Opsys or any person connected with any such director is, or has been, interested, either directly or indirectly, and Opsys is not a party to, nor have its profits or financial position during that period been affected by, any contract or arrangement which was not of an entirely arm’s length nature.

11.	Powers of attorney

Opsys has not given any power of attorney or other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment on its behalf other than to its employees to enter into routine trading contracts in the normal course of their duties.

12.	Grants and allowances

Opsys has not applied for or received any grant, allowance, aid or subsidy from any supranational, national or local authority or government agency during the last five years.

13.	Terms of trade

13.1	During the three years preceding the date of this agreement there has been no substantial change (apart from normal price changes) in the bases or terms on which any person has been prepared to enter into contracts or to do business with the Opsys UK Business.

13.2	No substantial supplier (which shall mean for the purposes of this sub-clause 13.2, a supplier who supplies more than 5% of total annual expenses relating to suppliers of the Opsys UK Business) of the Opsys UK Business has during the 12 months preceding the date of this agreement ceased or, so far as the Warrantors are aware, indicated an intention to cease supplying to the Opsys UK Business and there is no contract to which Opsys is a party which by reason of the issue or sale of any of the issued share capital of Opsys UK or Opsys effected or contemplated by this agreement gives any other contracting party the right to terminate any contract of, or to impose any obligation (whether to make payment or otherwise) on, Opsys or the Opsys UK Business and so far as the Warrantors are aware the attitude or actions of suppliers and employees with regard to Opsys will not be prejudicially affected by the execution of this agreement or Completion.

13.3	Opsys does not use or otherwise carry on its business under any name other than Opsys.

14.	Substantial dependence

Neither in the financial period ending on the Accounts Date nor in the period since the Accounts Date has any person sold to the Opsys UK Business more than 10 per cent. of the aggregate amount of all purchases made by the Opsys UK Business during such period.

15.	Licences

All material licences, consents and other permissions and approvals required for or in connection with the carrying on of the Opsys UK Business as at the date of this agreement are listed in the Disclosure Letter and are in full force and effect and all reports, returns and information required by law or as a condition of any licence, consent, permit or approval to be made or given to any person or authority in connection with the Opsys UK Business have been made or given to the appropriate person or authority and so far as the Warrantors are aware there is no circumstance which indicates that any licence, consent, permission or approval is likely to be revoked.

16.	Bank accounts and borrowings

16.1	[Intentionally Left Blank]

16.2	Full details of all overdraft, loan and other financial facilities available to Opsys and the amounts outstanding under them are set out in the Disclosure Letter.

16.3	The total amount borrowed by Opsys from its bankers does not exceed its financial facilities and the total amount borrowed from whatsoever source does not exceed any limitation on its borrowing contained in its articles of association.

16.4	Except for the borrowings referred to in paragraphs 16.2 and 16.3, Opsys does not have outstanding any loan capital or incurred or agreed to incur any borrowing which it has not repaid or satisfied, or has lent or agreed to lend any money which has not been repaid to it or owns the benefit of any debt present or future (other than debts due to it in respect of the sale of trading stock in the normal course of trading) or is a party to or has any obligation under:

(a)	any loan agreement, debenture, acceptance credit facility, bill of exchange, promissory note, finance lease, debt or inventory financing, discounting or factoring arrangement or sale and lease back arrangement; or

(b)	any other arrangement the purpose of which is to raise money or provide finance or credit.

16.5	No event which is or, with the passing of any time or the giving of any notice, certificate, declaration or demand, would become an event of default under or any breach of any of the terms of any loan capital, borrowing, debenture or financial facility of Opsys or would entitle any third party to call for repayment prior to normal maturity has occurred or been alleged.

16.6	Opsys has not borrowed any amount, from whatever source, after the Accounts Date.

17.	Insolvency

17.1	No order has been made and no resolution has been passed for the winding up of Opsys or for a provisional liquidator to be appointed in respect of Opsys and no petition has been presented and no meeting has been convened for the purpose of winding up Opsys.

17.2	No administration order has been made and no petition for such an order has been presented in respect of Opsys.

17.3	No receiver (which expression shall include an administrative receiver) has been appointed in respect of Opsys or all or any of its assets.

17.4	[Intentionally Left Blank]

17.5	No voluntary arrangement has been proposed under section 1 Insolvency Act 1986 in respect of Opsys.

17.6	No event analogous paragraphs 17.1 to 17.5 (inclusive) has occurred in or outside England.

17.7	No unsatisfied judgment is outstanding against Opsys.

17.8	No guarantee, loan capital, borrowed money or interest is overdue for payment, and no other obligation or indebtedness is outstanding which is substantially overdue for performance or payment.

18.	Litigation

Opsys is not engaged in any litigation, arbitration or mediation, administrative or criminal proceedings, whether as claimant, plaintiff, defendant or otherwise, and no litigation, arbitration or mediation, administrative or criminal proceedings by or against Opsys is so far as Warrantors are aware pending, threatened or expected and so far as the Warrantors are aware there is no fact or circumstance likely to give rise to any such litigation, arbitration or mediation, administrative or criminal proceedings or to any proceedings against any director or employee (past or present) of Opsys in respect of any act or default for which Opsys might be vicariously liable.

19.	Delinquent and wrongful acts

19.1	Opsys has not committed nor is it liable for any criminal, illegal, unlawful or unauthorised act or breach of any obligation or duty whether imposed by or pursuant to statute, contract or otherwise, and no claim that it has or is remains outstanding against Opsys.

19.2	Opsys has not received notification that any investigation or inquiry is being or has been conducted by any governmental or other body in respect of the affairs of Opsys and the Warrantors are not aware of any circumstances which would give rise to such investigation or inquiry.

20.	Ownership and condition of assets

20.1	All assets used by Opsys in the course of the Opsys UK Business or which are necessary for the continuation of that business as it is now carried on are both legally and beneficially owned by Opsys free from any third party rights and all such assets are included in the Accounts.

20.2	Each of the assets included in the Accounts or acquired by Opsys since the Accounts Date (other than current assets sold, realised or applied in the normal course of trading) is owned both legally and beneficially by Opsys free from any third party rights, and each of those assets capable of possession is in the possession of Opsys.

20.3	All plant and machinery (including fixed plant and machinery), vehicles and office equipment used by Opsys in connection with the Opsys UK Business are in reasonable repair and condition considering their age and use and capable of being properly used in connection with the Opsys UK Business and none is dangerous or in need of renewal or replacement.

20.4	The register kept by Opsys which has been produced to CDT and appears in item 191 of the disclosure bundle referred to in the Disclosure Letter for its inspection sets out a complete and accurate record of the plant and machinery and vehicles owned or possessed by it.

20.5	Opsys has not agreed to acquire any asset on terms that the property in it does not pass until full payment is made.

20.6	No assets owned by USCO are used in the Opsys UK Business.

21.	Property

21.1	The Relevant Properties are the only Properties owned, used or occupied by Opsys or in respect of which Opsys has any estate, interest, right or liability. Each of the Relevant Properties is used and occupied for the purpose of the business of Opsys.

22.	Title

So far as the Warrantors are aware, the Property Owner is the only entity who is legally and beneficially entitled, as lessee, to each Relevant Property.

23.	Encumbrances

The Relevant Properties and title deeds thereto are not and will not at Completion be subject to any mortgage, debenture or charge.

24.	Planning matters

(a)	Each Relevant Property is presently used for the purpose referred to in Schedule 8 (Property).

(b)	No formal notice of any alleged breach of current planning legislation has been served on the relevant Property Owner.

(c)	So far as the Warrantors are aware, there are no outstanding enforcement or other notices or proceedings issued in respect of or relating to the Relevant Properties and the Property Owner has not received notice of any resolution or proposal for compulsory acquisition of the whole or any part of the Relevant Properties by the local or any other authority.

24.2	Disputes, notices and claims

So far as the Warrantors are aware, the Property Owner has not received notice of any breach of any of the covenants, restrictions, reservations and/or conditions to which title to the Relevant Properties is subject and (without prejudice to the foregoing) all outgoings have been paid to date and all rents and service charges have been paid to date and no formal notice of any alleged breach of any terms of the Leases has been served on the Property Owner.

24.3	Possession

The Property Owner is in physical possession of the Relevant Properties and no other party occupies or is entitled to occupy the Relevant Properties.

24.4	Contingent Liabilities

So far as the Warrantors are aware, Opsys has no contingent, conditional or other liability as original tenant, assignee, guarantor, surety or otherwise in respect of any real property or interest in real property except the Relevant Properties.

25.	Intellectual Property

25.1	Accurate details of all registered Intellectual Property (and applications for any such right) owned by Opsys are set out in the Disclosure Letter and Opsys is the sole legal and beneficial owner of such rights free from all charges, options, encumbrances and other rights.

25.2	All renewal, application and other official registry fees and steps required to date for the maintenance of the registered Intellectual Property owned by Opsys have been paid or taken.

25.3	The Intellectual Property owned by Opsys is subsisting and the Warrantors have disclosed in the Disclosure Letter all matters affecting the validity and enforceability of its patents and patent applications brought to the Warrantors’ attention.

25.4	Accurate details of all licences of material Intellectual Property or Business Information used by Opsys are set out in the Disclosure Letter and no such licences are capable of termination as a result of the change in the control of Opsys.

25.5	Opsys is not obliged to grant any licence, sub-licence or assignment in respect of any Intellectual Property or Business Information owned by or used by Opsys.

25.6	So far as the Warrantors are aware, no third party is infringing or making unauthorised use of, or has infringed or made unauthorised use of, any Intellectual Property or Business Information owned by or exclusively licensed to Opsys.

25.7	So far as the Warrantors are aware, the activities of Opsys do not infringe or make unauthorised use of or have infringed or made unauthorised use of the Intellectual Property rights or Business Information of any third party.

25.8	Opsys legally and beneficially owns or has a licence to use all Intellectual Property and Business Information necessary to carry on the Opsys UK Business in the manner currently carried on at the date hereof.

25.9	USCO does not own or license in any material Intellectual Property or Business Information which is also used by Opsys, other than such as is generally commercially available, including without limitation generally commercially available, non-bespoke software packages.

25.10	So far as the Warrantors are aware, none of the Intellectual Property or Business Information owned by or exclusively licensed to Opsys is the subject of any litigation, opposition or administrative proceedings.

25.11	Lite Array Inc. has no rights to Opsys IP pursuant to the agreement dated 21 May, 2000 or otherwise.

25.12	There are no outstanding claims against Opsys for compensation under Section 40 of the Patents Act 1977.

25.13	Details of all steps that need to be taken in the next three months to meet any administrative or procedural deadline (whether or not final or extendible) in order to obtain or maintain any registrations in relation to any registered Intellectual Property owned by Opsys are set out in the Disclosure Letter.

25.14	Opsys has not assigned any Intellectual Property to any third party or to USCO in the two years prior to the date of this Agreement and so far as the Warrantors are aware Opsys is not restricted under contract from asserting any of its Intellectual Property anywhere in the world.

25.15	Neither Opsys nor any party to such licenses is in material breach of any licence or agreement required to be disclosed pursuant to paragraph 25.4 of this Schedule.

25.16	Opsys’ entitlement to exploit the IP licensed to it pursuant to its agreements with Isis Innovation Ltd and the Chancellor and Master and Scholars of the University of Oxford is as provided in the copy licences set out in the Disclosure Letter and such entitlement has not been amended by any other agreement nor has it otherwise been restricted nor has it been otherwise restricted

25.17	Save as provided in the Opsys IP Licence, USCO has no rights to any Intellectual Property licenced under agreements with Isis Innovation Limited and Chancellor and Master and Scholars of the University of Oxford.

25.18	So far as the Warrantors are aware, and other than as disclosed in the disclosure bundle referred to in the Disclosure Letter, Opsys is not a party to any confidentiality or other agreement which restricts the free use or disclosure of Opsys use of its Business Information.

26.	Data protection

So far as the Warrantors are aware, Opsys has complied with all relevant requirements of the Data Protection Act 1984 at all times while that Act was in force and with all relevant requirements of the Data Protection Act 1998 (including the data protection principles set out in each of those Acts respectively).

27.	Information Technology

27.1	Accurate details of all Information Technology owned by Opsys are set out in the Disclosure Letter and Opsys is the sole legal and beneficial owner of all such Information Technology free from all liens, charges, encumbrances and other rights.

27.2	Accurate details of all material Information Technology used by but not owned by Opsys and of all material Information Technology support services provided to Opsys, are set out in the Disclosure Letter.

27.3	Accurate details of all material agreements and arrangements relating to Information Technology used by Opsys (including development, security, disaster recovery, source code escrow, computer bureau services, maintenance and support, facilities management, website, domain name and outsourcing agreements) entered into by Opsys are set out in the Disclosure Letter.

27.4	So far as the Warrantors are aware, none of the Information Technology or domain names owned or used by Opsys is the subject of any litigation or other dispute or claim.

27.5	Opsys has not experienced any material disruption in or to its business or operation as a result of (a) any security breach in relation to its Information Technology, (b) any failure (whether arising from any bug, virus, defect or otherwise), lack of capacity or other sub-standard performance of its Information Technology, or (c) any failure, interruption or defective operation of its Information Technology caused by the occurrence or processing of any date or dates. So far as the Warrantors are aware, no circumstance exists which is likely or expected to give rise to any such disruption.

27.6	Opsys either legally and beneficially owns or has a contractual right to use all Information Technology used in the business as conducted by it at the Completion Date.

27.7	So far as the Warrantors are aware, neither Opsys nor any third party is in breach of any agreement or arrangement required to be disclosed pursuant to paragraph 27.3 of this Schedule and no agreement or arrangement is capable of termination as a result of any transaction contemplated by this Agreement or any change in control of Opsys.

28.	Competition and trade regulation law

28.1	Opsys is not and has not been a party to or is or has been concerned in any agreement or arrangement or is conducting or has conducted itself (whether by omission or otherwise) in a manner which:

(a)	infringes Article 81 or 82 of the EC Treaty or any other anti-trust or similar legislation in any jurisdiction in which Opsys has assets or carries or intends to carry on business or where its activities may have an effect; or

(b)	is unenforceable or void (whether in whole or in part) or renders it liable to civil, criminal or administrative proceedings by virtue of any anti-trust or similar legislation in any jurisdiction in which Opsys has assets or carries on or intends to carry on business or where its activities may have an effect.

28.2	Opsys has not given an undertaking to, or is subject to any order of or investigation by, or has received any request for information from, any court or governmental authority (including any national competition authority and the European Commission) under any anti-trust or similar legislation in any jurisdiction in which Opsys has assets or carries on or intends to carry on business or where its activities may have an effect.

29.	Insurances

29.1	Since the Accounts Date, Opsys has maintained insurance cover required by statute.

29.2	Accurate details of the insurance policies in respect of which Opsys has an interest have been disclosed in writing to CDT and appears in paragraph 29 of the Disclosure Letter, all such policies are in full force and effect and so far as the Warrantors are aware are not void or voidable, no claims are outstanding and so far as the Warrantors are aware no event has occurred which might give rise to any claim.

30.	Employment

30.1	Short details of the terms of employment of every Acquired Employee are set out in the Disclosure Letter.

30.2	Full details of any benefit or emoluments received by any employee are set out in the Disclosure Letter.

30.3	All subsisting employment contracts to which Opsys is a party are determinable on three months’ notice or less without compensation (other than compensation for unfair dismissal in accordance with the Employment Rights Act 1996).

30.4	No director or employee of Opsys has given notice terminating his contract of employment or is under notice of dismissal and no amount due to or in respect of any director or employee or former director or employee of Opsys is in arrears and unpaid other than his salary for the month current at the date of this agreement.

30.5	Since the Accounts Date, no material change has been made in the emoluments or other terms of engagement of any director or employee of Opsys, and, so far as the Warrantors are aware, no such change, no negotiation or request for such a change, is due or expected within six months from the date of this agreement.

30.6	There is no dispute between Opsys and any trade union or other organisation formed for a similar purpose existing, pending or threatened and there is no collective bargaining agreement or other arrangement (whether binding or not) to which Opsys is a party.

30.7	Opsys has no outstanding undischarged liability to pay to any governmental or regulatory authority in any jurisdiction any contribution, Taxation or other impost arising in connection with the employment or engagement of personnel by Opsys.

30.8	Opsys has at all relevant times complied with all its obligations under statute and otherwise concerning the health and safety at work of its employees, and, so far as the Warrantors are aware, there are no claims capable of arising or threatened or pending by any employee or third party in respect of any accident or injury which are not fully covered by insurance.

30.9	Full particulars of the terms of all consultancy agreements with Opsys are contained in the Disclosure Letter.

31.	Pensions

31.1	The Disclosure Letter contains:

(A) sample member confirmation of details of the Pension Scheme as they apply to that member;

(B) a key features booklet; and

(C) employees guide booklet.

31.2	Other than the Pension Scheme, there is no arrangement to which Opsys contributes or has contributed or may become liable to contribute under which benefits of any kind are payable to or in respect of any employees on retirement, on death (whether accidental or not), or in the event of disability or sickness or in other similar circumstances.

31.3	So far as the Warrantors are aware, the Pension Scheme has at all times complied with and been duly administered in accordance with all applicable laws, regulations and requirements (including Inland Revenue requirements).

31.4	Opsys in respect of the Pension Scheme has complied with all the provisions of such Pension Scheme.

31.5	All contributions to the Pension Scheme have at all times been made in accordance with the provisions of the Pension Scheme or as required by law.

31.6	[Intentionally Left Blank]

31.7	No undertaking or assurance has been given to any employee or former employee of Opsys by Opsys or its subsidiaries as to the continuance or introduction or increase or improvements of any pension rights or entitlements which CDT would be legally required to implement.

31.8	There are not in respect of the Pension Scheme to the knowledge of the Warrantors any material actions, suits or claims pending or to the knowledge of the Warrantors threatened (other than routine claims for benefits).

32.	The Environment

For the purposes of this paragraph:

“Environment”	means all or any part of the air (including the air
within buildings and the air within other natural or
man-made structures above or below ground),
water and land and any living organisms or systems
supported by those media;

“Environmental Laws”	means all applicable statutes and subordinate legislation and other national, federal, state and local laws, common laws or civil code, industry agreements, guidance notes or codes of conduct insofar as they relate to or apply to Environmental Matters from time to time;

“Environmental Matters”	means:

	(i)	pollution or contamination;

	(ii)	all matters related to health and safety of employees;

	(ii)	the creation or existence of any noise, vibration, radiation, common law or statutory nuisance, or other adverse impact on the Environment;

	(iii)	use and recovery of packaging;

	(iv)	any other matters relating to human health and safety or the condition, protection, maintenance, restoration or replacement of the Environment arising directly or indirectly out of the manufacturing, processing, treatment, keeping, handing, use (including as a building material), possession, supply, receipt, sale, purchase, import, export, transportation or presence of hazardous materials or waste;

“Works”	means the carrying out of:

	(i)	inspection, investigation, sampling and monitoring works; and

	(ii)	any works, including the installation, operation, repair or replacement of plant or equipment, in order to remove, remediate or contain any Environmental Matter or in order to prevent an Environmental Matter from arising.

32.1	Opsys has complied at all times and in all respects with Environmental Law and there are and have been no acts or omissions of Opsys in relation to Environmental Matters which could give rise to fines, penalties, losses, damages, costs, expenses or liabilities or could require any Works.

32.2	No Environmental Matters exist or have arisen at or about any of the Relevant Properties or any other Property formerly owned, occupied or used by Opsys which could give rise to any fines, penalties, losses, damages, costs, expenses or liabilities or could require Works. So far as the Warrantors are aware, no such matters are likely to arise.

32.3	All information provided to CDT which is attached to the Disclosure Letter or its advisors by or on behalf of Opsys in relation to Environmental Matters on or prior to the date of this agreement is complete and accurate and is not misleading.

32.4	So far as the Warrantors are aware Opsys has no liability in respect of Environmental Matters arising out of or in connection with any act or omission of USCO, any former Subsidiary, subsidiary undertaking or former business of Opsys.

33.	Tax Warranties — General

33.1	All notices, returns, computations and registrations of Opsys for the purposes of Taxation have been made punctually on a proper basis and are correct and none of them is, or so far as the Warrantors are aware is likely to be, the subject of any dispute with any Taxation Authority. Opsys has duly submitted all claims and disclaimers which have been assumed to be made for the purposes of the Accounts.

33.2	Opsys has not been subject to any visit, audit, investigation, discovery or access order by any Taxation Authority during any accounting period (or portion thereof) ending on or before the Completion Date and Opsys has not received any notification (written or otherwise) which indicates that a visit, audit, investigation, discovery or access order is likely to be made. Opsys is not and does not expect to be involved in any dispute in relation to Taxation.

33.3	The amount of Taxation chargeable on Opsys during any accounting period (or portion thereof) ending on or before the Completion Date has not depended on any concessions, agreements or other formal or informal arrangements with any Taxation Authority other than published extra-statutory concessions or published statements of practice issued by a Taxation Authority.

33.4	Proper provision has been made in the Accounts for deferred Taxation in accordance with generally accepted accounting principles and a detailed analysis of its computation is disclosed in the Disclosure Letter.

33.5	Opsys has not without the prior consent of the Treasury carried out or agreed to carry out any transaction under section 765 ICTA 1988 which would be unlawful in the absence of such consent and has, where relevant, complied with the requirements of section 765A(2) ICTA 1988 (supply of information on movement of capital within the EU) and any regulations made or notice given thereunder.

33.6	Opsys has sufficient records relating to past events to permit accurate calculation of the Taxation liability or relief which would arise upon a disposal or realisation on completion of each asset owned by Opsys at the Accounts Date or acquired by Opsys since that date but before Completion.

33.7	No shares or securities have been issued by Opsys to which the provisions of section 140A or 140D ICTA 1988 have been or could be applied.

33.8	The Accounts reserve or provide in full for all Taxation for which Opsys was liable at the Accounts Date whether or not Opsys has or may have any right of reimbursement against any other person.

33.9	All Taxation due by Opsys or chargeable as a lien upon the assets of Opsys UK have been duly and timely paid or have been properly reserved for on the Accounts and Opsys is under no liability to pay any penalty, interest, surcharge or fine in connection with any Taxation.

33.10	Opsys has properly operated the PAYE system deducting and accounting for income tax and national insurance and maintaining records as required by law.

33.11	No notice of the making of a direction under section 747 ICTA 1988 has been delivered to Opsys and no circumstances exist which would entitle any Taxation Authority to make such a direction.

33.12	The Disclosure Letter contains details of any loan relationships to which Opsys is a party and to which the provisions of:

a)	sections 92 or 93;

b)	paragraphs 2, 11, 17 or 18 of schedule 9; or

c)	paragraph 8 of schedule 15;

of the Finance Act 1996 would apply.

33.13	The Disclosure Letter contains details of any approved or unapproved share option scheme, profit sharing scheme, employee ownership trust or other share incentive arrangements whatsoever for the benefit of current and former employees of Opsys (or any company which was or is a member of the same group of companies as Opsys) and Opsys has complied with all applicable requirements in respect of any such schemes or arrangements.

34.	Corporation tax

34.1	[Intentionally Left Blank]

34.2	All expenditure which Opsys has incurred since the Accounts Date on the provision of machinery and plant have qualified for writing down allowances or industrial buildings allowances under the Capital Allowances Act 2001 and, where appropriate, notices have been given to the relevant Taxation Authority.

34.3	Opsys is not a party to any transaction or arrangement to which the provisions of section 770A and Schedule 28AA ICTA 1988 may apply.

34.4	Opsys has not at any time since incorporation repaid, redeemed or repurchased or agreed to repay, redeem or repurchase or granted an option under which it may become liable to purchase any shares of any class of its issued share capital nor has Opsys after that date capitalised or agreed to capitalise in the form of shares or debentures any profits or reserves of any class or description or otherwise issued or agreed to issue any share capital other than for receipt of new consideration (within the meaning of Part VI ICTA 1988) or passed or agreed to pass any resolution to do so.

34.5	No securities within the meaning of section 254(1) ICTA 1988 issued by Opsys and remaining in issue at the date of this Agreement were issued in such circumstances that the interest payable thereon falls to be treated as a distribution under either section 209(2)(d), 209(d)(da) or 209(2)(e) ICTA 1988, nor has Opsys agreed to issue such securities in such circumstances.

34.6	[Intentionally Left Blank]

34.7	The Disclosure Letter contains full particulars of all claims and elections made (or assumed to be made) under sections 23, 152-162 or 165, 175, 247, 248 TCGA 1992 insofar as they could affect the chargeable gain or allowable loss which would arise in the event of a disposal by Opsys of any of its assets and indicate which assets (if any) so affected would not on a disposal give rise to a relief under Schedule 4 TCGA 1992.

35.	Groups of companies

35.1	The execution or completion of this Agreement or any other event since the Accounts Date will not result in any chargeable asset being deemed to have been disposed of and reacquired by Opsys for Taxation purposes pursuant to section 178 or 179 TCGA 1992 or as a result of any other Event since the Accounts Date.

35.2	The Disclosure Letter sets out full details of all claims for group relief under Chapter IV of Part X ICTA 1988 and full details of all claims for the surrender of advance corporation tax under section 240 ICTA 1988 for the six years preceding the Accounts Date and Opsys is not liable to make any payment for any group relief or advance corporation tax surrendered to it.

35.3	The Disclosure Letter contains full particulars of all elections made by Opsys under section 247 ICTA 1988 and all such elections are now in force and Opsys has not within the six years preceding the Accounts Date paid any dividend prior to 6th April 1999 without advance corporation tax or made any payment without deduction of income tax in the circumstances specified in section 247(6) ICTA 1988 and no assessment has been made on Opsys in respect of advance corporation tax which ought to have been paid or income tax which ought to have been deducted.

35.4	No liability to Taxation of Opsys has arisen or will arise in relation to the disposal of shares in any company by Opsys prior to Completion.

36.	Close companies

36.1	The Disclosure Letter sets out details of any period since incorporation during which Opsys has been a close company within the meaning of sections 414 and 415 ICTA 1988.

36.2	The Company has not in any accounting period beginning after 31 March, 1989 been a close investment-holding company as defined in section 13A, ICTA 1988.

36.3	No distribution within section 418, ICTA 1988 has ever been made by the Company.

36.4	Any loans or advances made or agreed to be made by the Company within sections 419 and 420 or 422, ICTA 1988 have been disclosed and the Company has not released or written off or agreed to release or write off the whole or any part of any such loans or advances.

37.	VAT

37.1	Opsys is a taxable person duly registered for the purposes of VAT. Opsys has complied with all statutory provisions, rules, regulations, orders and directions in respect of VAT, has promptly submitted accurate returns and Opsys maintains full and accurate VAT records, has never been subject to any interest, forfeiture, surcharge or penalty nor been given any notice under section 59, 59A or 64 VATA 1994 nor been given a warning under section 76(2) VATA 1994 nor has Opsys been required to give security under paragraph 4 of Schedule 11 VATA 1994.

37.2	Opsys is not and has not been for VAT purposes a member of any group of companies and no act or transaction has been effected in consequence whereof Opsys is or may be held liable for any VAT arising from supplies made by another company and no direction has been given nor will be given by HM Customs & Excise under Schedule 9A VATA 1994 as a result of which Opsys would be treated for the purposes of VAT as a member of a group.

37.3	Full details of any claim made by Opsys for bad debt relief under section 36 VATA 1994 have been disclosed in writing to CDT.

37.4	Opsys has not, at any time within the last six years, acted as agent of any person not resident in the United Kingdom for the purposes of section 47 VATA 1994 or been appointed as a VAT representative of any person for the purposes of section 48 VATA 1994.

37.5	Opsys has not made an election to waive exemption in relation to any land in accordance with paragraph 2 of Schedule 10 of VATA 1994.

37.6	Opsys does not own and has not at any time within the period of ten years preceding the date hereof owned any assets which are capital items subject to the Capital Goods Scheme under Part XV of the VAT Regulations 1995.

37.7	All supplies made by Opsys are taxable supplies and Opsys UK has not been and will not be denied full relief for all input tax by reason of the operation of sections 25 and 26, VATA 1994 and regulations made thereunder or for any other reasons for any period ending on or after the Accounts Date and no VAT paid by Opsys is not input tax as defined in section 24, VATA 1994 and regulations made thereunder.

38.	Stamp duty

38.1	All stampable documents wheresoever executed, other than those which have ceased to have any legal effect, to which Opsys is a party have been duly stamped or stamped with a particular stamp denoting that no stamp duty is chargeable. Between the Accounts Date and the date hereof there have been and are no circumstances or transactions to which Opsys is or has been a party such that a liability to stamp duty or any penalty in respect of such duty will arise on Opsys.

38.2	The Disclosure Letter sets out full details of all claims for relief or exemption from stamp duty pursuant to section 42 of the Finance Act 1930, section 11 of the Finance Act (Northern Ireland) 1954, section 151 of the Finance Act 1995 or section 76 of the Finance Act 1986 made after 23rd April 2002 by Opsys UK or any company who was, on or after the date of the relevant transaction for which the relief or exemption was claimed, a member of the same group of companies as Opsys.

39.	Distributions

39.1	Since incorporation Opsys has not made any repayment of share capital to which section 210(1) ICTA 1988 applies or issued any share capital or other security as paid up otherwise than by the receipt of new consideration within the meaning of Part VI ICTA 1988.

39.2	No part of the amount payable on redemption of any share capital or security at par will be a distribution, as defined in ICTA 1988.

40.	Deductions and withholdings

Opsys has made all deductions in respect, or on account, of any tax from any payments made by it which it is obliged or entitled to make and has accounted in full to the appropriate authority for all amounts so deducted.

41.	Residence

The country which is given in Schedule 6 (Basic information about Opsys) as the tax residence of Opsys is the only country whose tax authorities seek to charge tax on the worldwide profits or gains of Opsys and Opsys has never paid tax on income profits or gains to any tax authority in any other country except that mentioned in Schedule 6 (Basic information about Opsys).

Part 3

Warranties in respect of Opsys and the Opsys UK Business (to be given at the Hive Down Date)

The Warrantors warrant to CDT as follows:

1.	Arrangements between any of Opsys, Opsys UK, USCO 1 Corporation and USCO 2 Corporation

No indebtedness (actual or contingent) and no contract or arrangement is outstanding between Opsys UK and any partner or shareholder of any of Opsys or USCO or any director of or person connected with such companies or between Opsys UK and any Subsidiary or between Opsys UK and Opsys or between Opsys UK and USCO.

2.	[Intentionally Left Blank]

3.	Structure

3.1	The shares listed in part 2(7) of Schedule 6 (Basic information about Opsys UK), comprise the entire issued and allotted share capital of Opsys UK at Completion and all of them are fully paid up.

3.2	No commitments are outstanding which call for the allotment, issue or transfer of, or accord to any person the right to call for the allotment, issue or transfer of any shares or debentures in or securities of Opsys UK.

3.3	Opsys UK has no subsidiaries.

3.4	Opsys UK does not act or carry on business in partnership with any other person nor is it a member of any corporate body, undertaking or association nor does it hold nor is it liable on any share or security which is not fully paid up or which carries any liability.

3.5	Opsys UK does not have any branch, agency, place of business or permanent establishment outside the United Kingdom.

4.	Options, mortgages and other encumbrances

4.1	There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance or equity on, over or affecting the entire issued share capital of Opsys UK or any of them and there is no agreement or commitment to give or create any and no claim has been made by any person to be entitled to any.

4.2	No option, right to acquire, mortgage, charge, pledge, lien (other than a lien arising by operation of law in the ordinary course of trading) or other form of security or encumbrance or equity on, over or affecting the whole or any part of the undertaking or assets of Opsys UK is outstanding and there is no agreement or commitment to give or create any and so far as the Warrantors are aware no claim has been made by any person to be entitled to any.

5.	Accuracy and adequacy of information

5.1	The information given in part 2 of Schedule 6 (Basic Information about Opsys UK) is true and accurate in all material respects.

5.2	The statutory books of Opsys UK have been properly kept in all material respects and contain an accurate and complete record of the matters which should be dealt with in those books and as far as the Warrantors are aware, no notice or allegation that any of them is incorrect or should be rectified has been received.

5.3	All material documents which should have been delivered by Opsys UK to the Registrar of Companies have been properly so delivered.

6.	Historic Trading of Opsys UK

Opsys UK has not traded prior to the Hive Down Date and it has not incurred any liability or obligation other than to its shareholders in respect of its share capital and other than its obligations under this agreement, the Hive Down Agreement and the other agreements referred to therein.

7.	Contracts and commitments

7.1	Opsys UK is not under any obligation, nor is it a party to any contract, which cannot readily be fulfilled or performed by it on time and without undue or unusual expenditure of money.

7.2	Opsys UK is not a party to nor has it any liability (present or future) under any guarantee or indemnity or letter of credit or any leasing, hiring, hire purchase, credit sale or conditional sale agreement nor has it entered into any contract or commitment involving, or likely to involve, obligations or expenditure of an unusual or exceptional nature or magnitude.

7.3	Opsys UK is not a party to any contract or arrangement which restricts its freedom to carry on its business in any part of the world in such manner as it may think fit, or to any agency, distributorship or management agreement.

7.4	Opsys UK is not and the Warrantors are not aware of any breach of, or any invalidity, or grounds for determination, rescission, avoidance or repudiation of, any contract to which Opsys UK is a party or of any allegation of such a thing.

7.5	Opsys UK does not have outstanding any bid or tender or sale or service proposal which is substantial in relation to its business or which, if accepted, would be likely to result in a loss.

7.6	Opsys UK is not a party to any joint venture agreement or arrangement or any agreement or arrangement under which it is to participate with any other in any business.

7.7	Opsys UK is not a party to any contract which falls within any of the cases specified below:

(a)	the contract is of a value of more than £10,000 or it relates to matters not within the ordinary and usual course of the Opsys UK Business; or

(b)	the contract is of one year or greater duration; or

(c)	the contract can be terminated in the event of any change in the underlying ownership or control of Opsys or Opsys UK or would be affected by such change with a resulting material adverse effect on Opsys or Opsys UK;

and for this purpose “contract” includes any understanding, arrangement or commitment however described.

7.8	Following completion of the Hive Down Agreement, Opsys UK has no continuing obligations in respect of assets purchased by USCO.

7.9	Opsys UK is not under any obligation in respect of unaccrued or undisclosed liabilities and obligations in respect of any arrangements undertaken on behalf of joint venture operations or operations in The United States of America.

7.10	Except for the licences disclosed in the Disclosure Letter at Section 9.10, Opsys UK is not party to any agreements or arrangements whereby it shares or grants rights to earnings generated from the Intellectual Property owned or exclusively licensed by Opsys UK.

7.11	Neither Lite Array Inc. nor any other person has a licence or other subsisting rights granted by Opsys to manufacture OLED produces in China, Taiwan and Hong Kong, on an exclusive basis or otherwise.

8.	Powers of attorney

Opsys UK has not given any power of attorney or other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment on its behalf other than to its employees to enter into routine trading contracts in the normal course of their duties.

9.	Terms of trade

9.1	Since the date of this agreement there has been no substantial change (apart from normal price changes) in the bases or terms on which any person has been prepared to enter into contracts or to do business with the Opsys UK Business.

9.2	No substantial supplier (which shall mean for the purposes of this sub-clause 9.2 a supplier who supplies more than 5% of annual total expenses relating to suppliers of the Opsys UK Business) of the Opsys UK Business has during the 12 months preceding the date of this agreement ceased or, so far as the Warrantors are aware, indicated an intention to cease supplying to the Opsys UK Business and there is no contract to which Opsys is a party which by reason of the issue or sale of any of the issued share capital of Opsys UK effected or contemplated by this agreement gives any other contracting party the right to terminate any contract of, or to impose any obligation (whether to make payment or otherwise) on, Opsys UK or the Opsys UK Business and so far as the Warrantors are aware the attitude or actions of suppliers and employees with regard to the Opsys UK Business will not be prejudicially affected by the execution of this agreement or Completion.

10.	Substantial dependence

As at the Hive Down Date no person has sold to the Opsys UK Business more than 10 per cent. of the aggregate amount of all purchases made by the Opsys UK Business during such period and there is no person (together with other persons connected with him), on whom the Opsys UK Business is substantially dependent or the cessation of transactions with whom would substantially affect the Opsys UK Business.

11.	Licences

All material licences, consents and other permissions and approvals as at the Hive Down Date required for or in connection with the carrying on of the Opsys UK Business are listed in the Disclosure Letter and are in full force and effect and all reports, returns and information required by law or as a condition of any licence, consent, permit or approval to be made or given to any person or authority in connection with the Opsys UK Business have been made or given to the appropriate person or authority and so far as the Warrantors are aware there is no circumstance which indicates that any licence, consent, permission or approval is likely to be revoked.

12.	Net Current Liabilities of Opsys UK Business

At Completion the net current liabilities of the Opsys UK Business including the University Payables shall not exceed $900,000.

13.	Insolvency

13.1	No order has been made and no resolution has been passed for the winding up of Opsys or Opsys UK or for a provisional liquidator to be appointed in respect of Opsys or Opsys UK and no petition has been presented and no meeting has been convened for the purpose of winding up Opsys or Opsys UK.

13.2	No administration order has been made and no petition for such an order has been presented in respect of Opsys or Opsys UK.

13.3	No receiver (which expression shall include an administrative receiver) has been appointed in respect of Opsys or Opsys UK or all or any of its assets.

13.4	No voluntary arrangement has been proposed under section 1 Insolvency Act 1986 in respect of Opsys or Opsys UK.

13.5	No event analogous to any of paragraphs 13.1 to 13.4 (inclusive) has occurred in or outside England.

13.6	No unsatisfied judgment is outstanding against Opsys UK.

13.7	No guarantee, loan capital, borrowed money or interest is overdue for payment, and no other obligation or indebtedness is outstanding which is substantially overdue for performance or payment.

14.	Litigation

14.1	Opsys UK is not engaged in any litigation, arbitration or mediation, administrative or criminal proceedings, whether as claimant, plaintiff, defendant or otherwise, and no litigation, arbitration or mediation, administrative or criminal proceedings by or against Opsys UK is so far as Warrantors are aware pending, threatened or expected and so far as the Warrantors are aware, there is no fact or circumstance likely to give rise to any such litigation, arbitration or mediation, administrative or criminal proceedings or to any proceedings against any director or employee (past or present) of Opsys UK in respect of any act or default for which Opsys UK might be vicariously liable.

14.2	No government or governmental, supra-national or state agency or regulatory body or trade union or works council or association or any other person or organisation having:

(a)	instituted or threatened any action, suit or investigation to restrain, prohibit or otherwise challenge the acquisition of Opsys UK and the Opsys UK Option Shares or the whole of issued share capital of Opsys by CDT; or

(b)	threatened to take any action as a result of or in anticipation of the implementation of such acquisition; or

(c)	proposed or enacted any statute or regulation which would prohibit, materially restrict or materially delay implementation of the acquisition of the Opsys UK Option Shares or the whole of issued share capital of Opsys or any of them or of the operation of Opsys UK or Opsys after Completion.

14.3	No order or judgment of any court or governmental, statutory or regulatory body in the United Kingdom or elsewhere having been issued or made prior to the Hive Down Date which has the effect of making the acquisition by CDT of the Opsys UK Option Shares or the whole of the issued share capital of Opsys or any of them unlawful or otherwise prohibiting CDT from acquiring the Opsys UK Option Shares or the whole of the issued share capital of Opsys or any of them.

15.	Delinquent and wrongful acts

15.1	Opsys UK has not committed nor is it liable for any criminal, illegal, unlawful or unauthorised act or breach of any obligation or duty whether imposed by or pursuant to statute, contract or otherwise, and no claim that it has or is remains outstanding against Opsys UK.

15.2	Opsys UK has not received notification that any investigation or inquiry is being or has been conducted by any governmental or other body in respect of the affairs of Opsys UK and the Warrantors are not aware of any circumstances which would give rise to such investigation or inquiry.

16.	Ownership and condition of assets

16.1	All assets used in the course of the Opsys UK Business or which are necessary for the continuation of that business as it is now carried on are both legally and beneficially owned by Opsys UK free from any third party rights.

16.2	Each of the assets to be transferred to Opsys UK on the terms of the Hive Down Agreement or acquired by Opsys UK since the Hive Down Date is owned both legally and beneficially by Opsys UK free from any third party rights, and each of those assets capable of possession is in the possession of Opsys UK.

16.3	All plant and machinery (including fixed plant and machinery), vehicles and office equipment used by Opsys UK in connection with its business are in reasonable repair and condition considering their age and use and capable of being properly used in connection with the Opsys UK Business and none is dangerous or in need of renewal or replacement.

16.4	The register which has been produced to CDT in item 191 of the disclosure bundle referred to in the Disclosure Letter for its inspection sets out a complete and accurate record of the plant and machinery and vehicles owned or possessed by Opsys UK.

16.5	Opsys UK has not agreed to acquire any asset on terms that the property in it does not pass until full payment is made.

16.6	No assets owned by USCO are used by Opsys UK.

17.	Property

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17.4	Planning matters

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(b)	No formal notice of any alleged breach of current planning legislation has been served on the relevant Property Owner.

(c)	There are no outstanding enforcement or other notices or proceedings issued in respect of or relating to the Relevant Properties and the Property Owner has not received notice of any resolution or proposal for compulsory acquisition of the whole or any part of the Relevant Properties by the local or any other authority.

17.5	Disputes, notices and claims

The Property Owner has not received notice of any breach of any of the covenants, restrictions, reservations and/or conditions to which title to the Relevant Properties is subject and (without prejudice to the foregoing) all outgoings have been paid to date and all rents and service charges have been paid to date and no formal notice of any alleged breach of any terms of the Leases has been served on the Property Owner.

17.6	Possession

No party occupies or is entitled to occupy the Relevant Properties other than the pursuant to the Leases.

17.7	Contingent Liabilities

Opsys UK has no contingent, conditional or other liability as original tenant, assignee, guarantor, surety or otherwise in respect of any real property or interest in real property except the Relevant Properties.

18.	Intellectual Property

18.1	Accurate details of all registered Intellectual Property (and applications for any such right) owned by Opsys UK are set out in the Disclosure Letter and Opsys UK is the sole legal and beneficial owner of such rights free from all charges, options, encumbrances and other rights.

18.2	All renewal, application and other official registry fees and steps required to date for the maintenance of the registered Intellectual Property owned by Opsys UK have been paid or taken.

18.3	The Intellectual Property owned by Opsys UK is subsisting and the Warrantors have disclosed in the Disclosure Letter all matters affecting the validity and enforceability of its patents and patent applications brought to the Warrantors’ attention.

18.4	Accurate details of all licences of material Intellectual Property or Business Information used by Opsys UK are set out in the Disclosure Letter and no such licences are capable of termination as a result of the change in the control of Opsys or Opsys UK.

18.5	Opsys UK is not obliged to grant any licence, sub-licence or assignment in respect of any Intellectual Property or Business Information owned by or used by Opsys UK.

18.6	So far as the Warrantors are aware, no third party is infringing or making unauthorised use of, or has infringed or made unauthorised use of any Intellectual Property or Business Information owned by or exclusively licensed to Opsys UK.

18.7	So far as the Warrantors are aware, the Opsys UK Business does not infringe or make unauthorised use of, nor has it infringed or made unauthorised use of, the Intellectual Property rights or Business Information of any third party.

18.8	Opsys UK legally and beneficially owns or has a licence to use all Intellectual Property and Business Information necessary to carry on the Opsys UK Business in the manner carried on at the date hereof.

18.9	USCO does not own or license in any material Intellectual Property or Business Information which is also used by Opsys UK, other than such as is generally commercially available, including without limitation generally commercially available, non-bespoke software packages.

18.10	So far as the Warrantors are aware, none of the Intellectual Property or Business Information owned by or exclusively licensed to Opsys UK is the subject of any litigation, opposition or administrative proceedings.

18.11	Lite Array Inc. has no rights to Opsys IP pursuant to the agreement dated 21 May, 2000 or otherwise.

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18.13	There are no outstanding claims against Opsys for compensation under Section 40 of the Patents Act 1977.

18.14	Details of all steps that need to be taken in the next three months to meet any administrative or procedural deadline (whether or not final or extendible) in order to obtain or maintain any registrations in relation to any registered Intellectual Property owned by Opsys UK are set out in the Disclosure Letter.

18.15	So far as the Warrantors are aware Opsys UK is not restricted under contract from asserting any of its Intellectual Property anywhere in the world.

18.16	Neither Opsys UK nor any other party to such licences is in material breach of any licence or agreement required to be disclosed pursuant to paragraph 18.4 of this Schedule.

18.17	Opsys’ UK’s entitlement to exploit the IP licensed to it pursuant to its agreements with Isis Innovation Ltd and the Chancellor and Master and Scholars of the University of Oxford is as provided in the copy licences set out in the Disclosure Letter and such entitlement has not been amended by any other agreement nor has it otherwise been restricted.

19.	Information Technology

19.1	Accurate details of all material Information Technology owned by Opsys UK are set out in the Disclosure Letter and Opsys UK is the sole legal and beneficial owner of all such Information Technology free from all liens, charges, encumbrances and other rights.

19.2	Accurate details of all material Information Technology used by but not owned by Opsys UK and of all material Information Technology support services provided to Opsys UK, are set out in the Disclosure Letter.

19.3	Accurate details of all agreements and arrangements relating to Information Technology used by Opsys UK (including development, security, disaster recovery, source code escrow, computer bureau services, maintenance and support, facilities management, website, domain name and outsourcing agreements) are set out in the Disclosure Letter.

19.4	So far as the Warrantors are aware, none of the Information Technology or domain names owned or used by Opsys UK is the subject of any litigation or other dispute or claim.

19.5	Opsys UK has not experienced any material disruption in or to its business or operation as a result of (a) any security breach in relation to its Information Technology, (b) any failure (whether arising from any bug, virus, defect or otherwise), lack of capacity or other sub-standard performance of its Information Technology, or (c) any failure, interruption or defective operation of its Information Technology caused by the occurrence or processing of any date or dates. So far as the Warrantors are aware, no circumstance exists which is likely or expected to give rise to any such disruption.

19.6	Opsys UK either legally and beneficially own or have a contractual right to use all Information Technology used in the business as conducted by them at the Completion Date.

19.7	So far as the Warrantors are aware, neither Opsys UK nor any third party is in breach of any agreement or arrangement required to be disclosed pursuant to paragraph 19.3 of this Schedule and no agreement or arrangement is capable of termination as a result of any transaction contemplated by this Agreement or any change in control of Opsys UK.

20.	Competition and trade regulation law

20.1	The Opsys UK Business is not and has not been a party to or is or has been concerned in any agreement or arrangement or is conducting or has conducted itself (whether by omission or otherwise) in a manner which:

(a)	infringes Article 81 or 82 of the EC Treaty or any other anti-trust or similar legislation in any jurisdiction in which Opsys UK has assets or carries or intends to carry on business or where its activities may have an effect; or

(b)	is unenforceable or void (whether in whole or in part) or renders it liable to civil, criminal or administrative proceedings by virtue of any anti-trust or similar legislation in any jurisdiction in which Opsys UK has assets or carries on or intends to carry on business or where its activities may have an effect.

20.2	Opsys UK has not given an undertaking to, or is subject to any order of or investigation by, or has received any request for information from, any court or governmental authority (including any national competition authority and the European Commission) under any anti-trust or similar legislation in any jurisdiction in which Opsys UK has assets or carries on or intends to carry on business or where its activities may have an effect.

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22.	Employment

22.1	Short details of the terms of employment of every Acquired Employees, Redundant Individuals and Acquired Consultants of Opsys UK are set out in the Disclosure Letter.

22.2	Full details of any benefit or emoluments received by any Acquired Employees, Redundant Individuals and Acquired Consultants are set out in the Disclosure Letter.

22.3	All employment contracts of the Acquired Employees the Redundant Individuals and the Acquired Consultants are determinable on three months’ notice or less without compensation (other than compensation for unfair dismissal in accordance with the Employment Rights Act 1996).

22.4	None of the Acquired Employees, Redundant Individuals and Acquired Consultants have given notice terminating their contract of employment or is under notice of dismissal and no amount due to or in respect of any such individual is in arrears and unpaid other than his salary for the month current at the date of this agreement.

22.5	Since the Accounts Date, no change has been made in the emoluments or other terms of engagement of any of the Acquired Employees, Redundant Individuals or Acquired Consultants, and, so far as the Warrantors are aware, no such change, no negotiation or request for such a change, is due or expected within six months from the date of this agreement.

22.6	There is no dispute between Opsys UK and any trade union or other organisation formed for a similar purpose existing, pending or threatened and there is no collective bargaining agreement or other arrangement (whether binding or not) to which Opsys UK is a party.

22.7	Opsys UK has no outstanding undischarged liability to pay to any governmental or regulatory authority in any jurisdiction any contribution, Taxation or other impost arising in connection with the employment or engagement of personnel by Opsys UK.

22.8	Full particulars of the terms of all consultancy agreements with Opsys UK are contained in the Disclosure Letter.

23.	Pensions

23.1	Other than under their existing employment agreements, there is no arrangement to which Opsys UK contributes or may become liable to contribute under which benefits of any kind are payable to or in respect of the Acquired Employees, Redundant Individuals and Acquired Consultants on retirement, on death (whether accidental or not), or in the event of disability or sickness or in other similar circumstances.

24.	The Environment

For the purposes of this paragraph:

“Environment”	means all or any part of the air (including the air within buildings and the air within other natural or man-made structures above or below ground), water and land and any living organisms or systems supported by those media;

“Environmental Laws”	means all applicable statutes and subordinate legislation and other national, federal, state and local laws, common laws or civil code, industry agreements, guidance notes or codes of conduct insofar as they relate to or apply to Environmental Matters from time to time;

“Environmental Matters”	means:

	(i)	pollution or contamination;

	(ii)	all matters related to health and safety of employees;

	(ii)	the creation or existence of any noise, vibration, radiation, common law or statutory nuisance, or other adverse impact on the Environment;

	(iii)	use and recovery of packaging;

	(iv)	any other matters relating to human health and safety or the condition, protection, maintenance, restoration or replacement of the Environment arising directly or indirectly out or the manufacturing, processing, treatment, keeping, handing, use (including as a building material), possession, supply, receipt, sale, purchase, import, export, transportation or presence of hazardous materials or waste;

“Works”	means the carrying out of:

	(i)	inspection, investigation, sampling and monitoring works; and

	(ii)	any works, including the installation, operation, repair or replacement of plant or equipment, in order to remove, remediate or contain any Environmental Matter or in order to prevent an Environmental Matter from arising.

24.1	The Opsys UK Business has complied at all times and in all respects with Environmental Law and there are and have been no acts or omissions of the Opsys UK Business in relation to Environmental Matters which could give rise to fines, penalties, losses, damages, costs, expenses or liabilities or could require any Works.

24.2	No Environmental Matters exist or have arisen at or about any of the Relevant Properties or any other Property formerly owned, occupied or used by the Opsys UK Business which could give rise to any fines, penalties, losses, damages, costs, expenses or liabilities or could require Works. So far as the Warrantors are aware, no such matters are likely to arise.

24.3	All information provided to CDT or its advisors by or on behalf of the Opsys UK Business in relation to Environmental Matters on or prior to the date of this agreement is complete and accurate and is not misleading.

Schedule 4

(Limitations on liability)

1.	The aggregate liability of the parties in respect of all claims against Opsys and the Warrantors under the Warranties, indemnities and agreements herein shall be limited to and shall not exceed a reduction in the Option Exercise Price of the amount of $5,000,000.

2.	Save in the case of fraud or fraudulent concealment by the Warrantors, the Warrantors and or Opsys as applicable shall be under no liability in respect of a claim under the Warranties or indemnities contained in this agreement and any such claim shall be wholly barred and unenforceable unless written notice of such claim setting out in reasonable detail the circumstances which give rise to the claim, the breach that results, and an estimate of the amount claimed to be payable in respect thereof) shall have been served upon any one of the Warrantors by CDT by not later than 5.00 p.m. on the first anniversary of the date hereof and any such claim shall be deemed to have been withdrawn (if it has not been previously satisfied, settled or withdrawn) on the expiry of a period of 18 months from the date hereof, unless proceedings in respect of it have commenced by being issued and served on any of the Warrantors;

3.	Save in the case of fraud or fraudulent concealment, the Warrantors shall be under no liability in respect of any claim under the Warranties

(a)	in Part 2 to Schedule 3 (including any reduction in the Option Exercise Price);

(b)	where the liability of the Warrantors in respect of that claim would (but for this paragraph) have been less than £5,000; or

(c)	unless and until the liability in respect of that claim when aggregated with the liability of the Warrantors, in respect of all other claims shall exceed £200,000 in which case the Warrantors shall be liable for the full amount of such claims and not merely the excess.

4.	No liability (whether in contract, tort or otherwise) shall attach to the Warrantors in respect of any claim under the Warranties to the extent that:

(a)	the claim or the events giving rise to the claim would not have arisen but for an act, omission or transaction of CDT’s Group otherwise than in the ordinary and proper course of the business of Opsys UK as at present carried on, and otherwise than pursuant to a legally binding obligation created on or before the date hereof, or which would not have arisen but for any claim, election or surrender or disclaimer made or omitted to be made or notice or consent given or omitted to be given by CDT’s Group under the provisions of any statutes relating to Tax and where CDT’s Group knew or ought reasonably to have known that such claim, election or surrender or disclaimer would give rise to such claim;

(b)	provision or reserve in respect of the matter giving rise to the claim shall have been specifically made in the Accounts or to the extent that the matter giving rise to the claim shall have been specifically noted in the Accounts;

(c)	the claim occurs wholly or partly as a result of:

(A)	any increase in the rates of taxation made after the date hereof; or

(B)	any change in law or regulation or in its interpretation or administration by the English courts, by the Inland Revenue or by any other fiscal, monetary or regulatory authority (whether or not having the force of law);

(d)	the loss or damage giving rise to the claim is recovered by CDT’s Group under any policy of insurance.

5.	In assessing any liabilities, damages or other amounts recoverable by CDT as a result of any claim under the Warranties there shall be taken into account any benefit accruing to CDT’s Group including, without prejudice to the generality of the foregoing, any amount of any tax relief obtained by CDT’s Group and any amount by which any taxation for which CDT’s Group is liable is reduced or extinguished, arising directly or indirectly in consequence of the matter which gives rise to such claim.

6.	Paragraph 7 shall apply in circumstances where:

(a)	any claim is made against CDT’s Group which is expected to give rise to a claim by CDT against any of the Warrantors under the Warranties; or

(b)	CDT’s Group is expected to make recovery from some other person any sum in respect of any facts or circumstances by reference to which CDT has or is expected to have a claim against any of the Warrantors under the Warranties; or

(c)	shall have reduced the Exercise Price hereunder in respect of a claim under the Warranties and subsequent to the making of such payment CDT’s Group recovers from some other person a sum which is referable to that payment.

7.	CDT shall and shall procure that Opsys UK shall:

(a)	subject to CDT being indemnified and secured to the reasonable satisfaction of CDT by the Warrantors against all costs and expenses incurred which may properly be incurred by reason of such action, promptly and diligently take all such action as the Warrantors or Opsys may reasonably request (including the institution of proceedings and the instruction of professional advisers approved by the Warrantors or Opsys to act on behalf of CDT, such approval not to be unreasonably withheld) to avoid, dispute, resist, compromise, defend or appeal against any such claim against CDT’s Group as is referred to in paragraph 6(a) or to make such recovery by CDT’s Group as is referred to in paragraph 6(b) in accordance with the instructions of the Warrantors to the intent that such action shall be delegated entirely to the Warrantors; and

(b)	subject to CDT being indemnified and secured to the reasonable satisfaction of CDT by the Warrantors against all costs and expenses incurred which may properly and reasonably be incurred by reason of such action, not settle or compromise any liability or claim to which such action is referable without the prior written consent of the Warrantors which consent shall not be unreasonably withheld or delayed; and

(c)	in the case of paragraph 6(c) only, promptly repay to the Warrantors (for the benefit of Opsys or the Opsys Shareholders as applicable) an amount equal to the amount so recovered or, if lower, the amount by which the Exercise Price was reduced.

8.	CDT shall promptly:

(a)	inform the Warrantors in writing of any fact, matter, event or circumstance which comes to its notice or to the notice of CDT’s Group whereby it appears that the Warrantors are or may be liable to make any payment in respect of any claim under the Warranties or whereby it appears CDT’s Group shall become or may become entitled to recover from some other person a sum which is referable to a payment already made by the Warrantors in respect of such a claim provided that failure to provide such notice shall not release the Warrantors from their obligations hereunder; and

(b)	thereafter keep the Warrantors and Opsys fully informed of all developments in relation thereto provided that failure to provide such notice shall not release the Warrantors from their obligations hereunder; and

(c)	provide all such information and documentation (no matter how it is recorded or stored) as the Warrantors shall reasonably request in connection therewith and also in connection with any proceedings instituted by or against CDT’s Group under paragraphs 6 and 7.

9.	Nothing in this agreement shall or shall be deemed to relieve CDT of any common law or other duty to mitigate any loss or damage incurred by it.

10.	In the even of an exercise of the Opsys Option within one year of the Closing Date the references in this Schedule 4 to Opsys shall be deemed to be references to the shareholders of Opsys at such time.

11.	No act, action, omission, transaction, claim, election, surrender or disclaimer, or notice or consent of or, recovery, benefit or relief received or obtained by Opsys before the date on which it forms part of the CDT Group (after the acquisition of the issued share capital of Opsys on exercise of the Opsys Option) shall limit the liability of the Warrantors hereunder.

12.	Subject to paragraph 8(a) if Opsys remedies a breach of warranty to the reasonable satisfaction of CDT within a period of 30 days from the date on which it became aware of such breach, CDT shall not bring a claim for such breach hereunder and any such claim made shall be deemed to have been withdrawn.

Schedule 5

(Conduct of business before Completion)

Without limitation to clause 12 (Conduct of business before Completion), Opsys undertakes with CDT that it will procure that Opsys UK shall not between the time of this agreement and Completion:

(A)	dispose of, agree to dispose of, or grant or agree to grant any option in respect of, any material part of its assets except in the ordinary course of business on normal arm’s length terms; or

(B)	enter into any individual contract or commitment relating to or affecting a material part of the business of Opsys UK or any materially unusual or abnormal or onerous contract or commitment; or

(C)	declare, make or pay any dividend or other distribution; or

(D)	create, grant or issue, or agree to create, grant or issue, any mortgages, charges (other than liens arising by operation of law), debentures or other securities or redeem or agree to redeem any such securities or give or agree to give, any guarantees or indemnities, except, in the case of guarantees and indemnities, in the ordinary course of trading; or

(E)	create, allot or issue or agree to create, allot or issue any shares or other securities of whatsoever nature convertible into shares; or

(F)	create, issue, redeem or grant any option or right to subscribe in respect of any share capital or agree so to do; or

(G)	borrow (other than by bank overdraft or similar facility in the ordinary course of business and within limits subsisting at the date of this agreement) any money or agree so to do; or

(H)	make any capital commitment with an individual contract value of £5,000 or more, including for this purpose, the acquisition of any capital asset under a finance lease; or

(I)	make a capital commitment, which, together with all other such capital commitments entered into between the date hereof and Completion, exceeds the sum of £5,000 in the aggregate; or

(J)	dispose of any fixed asset having a book value in excess of £1,000; or

(K)	fail to take any action required to maintain any of its insurances in force or knowingly do anything to make any policy of insurance void or voidable; or

(L)	alter the provisions of its Memorandum or Articles of Association or adopt or pass further regulations or resolutions inconsistent therewith; or

(M)	change its accounting reference date; or

(N)	make any substantial change in the nature or organisation of its business; or

(O)	discontinue or cease to operate all or a material part of its business; or

(P)	change its residence for Taxation purposes; or

(Q)	reduce its share capital or purchase its own shares; or

(R)	transfer all or any material part of its business or assets to any; or

(S)	engage or dismiss other than for cause any employee earning £30,000 per annum or more (except where the engagement or dismissal process has already commenced) or make any material variation to the terms and conditions of employment of such employees or any of them or of any employees of Opsys UK other than salary increases in the ordinary course and at normal market rates; or

(T)	pass any resolutions in general meeting or by way of written resolution, including any resolution for winding-up, or to capitalise any profits or any sum standing to the credit of share premium account or capital redemption reserve fund or any other reserve; or

(U)	make any material change to the accounting procedures or principles by reference to which its accounts are drawn up; or

(V)	assign, licence, charge or otherwise dispose of any of its Intellectual Property or Business Information

except in each case with the prior written consent of CDT (such consent not to be unreasonably withheld) and except as part of the Hive Down Reorganisation or otherwise contemplated in this agreement.

Schedule 6

(Basic information about the Opsys Group)

Part 1

Opsys Limited

1.	Registered number	: 03426174

2.	Date of incorporation	: 28 August 1997

3.	Place of incorporation	: England

4.	Address of registered office	: Unit 8 Begbroke Business & Science Park, Sandy Lane, Yarnton, Kidlington, Oxfordshire OX5 1PF

5.	Class of company	: Private company limited by shares

6.	Authorised share capital	: £50,439.75

7.	Issued share capital

: 16,620 Ordinary Shares of 0.1p each

  4,459,420 A Ordinary Shares of 0.1p each

  11,373,425 B Ordinary Shares of 0.1p each

  6,599,990 C Ordinary Shares of 0.1p each

  2,821,622 D-UK Ordinary Shares of 0.1p each

8.	Loan capital	: £5,286,538

9.	Directors :

	Full name	Usual residential address	Nationality
	Professor John Baits	Bakehouse Cottage Church Street Micheldever Winchester Hampshire SO21 3DB	British

	Sir John Fairclough	3 Clock House Close London SW19 5NT	British

	Andrew Holmes	Quester Capital Management Limited 29 Queen Annes Gate London SW1H 9BU	British

	Michael Holmes	3 Capel Close Oxford OX2 7LA	British

	Dr Peter Johnson	18 Saint Margarets Road Oxford Oxfordshire OX2 6RU	British

	David Martin	4 Chilbolton Mews 19 Chilbolton Avenue Winchester Hampshire SO22 5HU	British

	Alexis Zervoglos	40 Sloane Court West London SW3 4TB	American

	Paul Brunet	Copcourt House Tetsworth Oxfordshire OX9 7DE	British

10.	Secretary:

	Full name	Usual residential address
	Ovalsec Limited	2 Temple Quay East, Temple Quay, Bristol BS1 6EG

11.	Accounting reference date	: 30 September

12.	Auditors	: Arthur Andersen

13.	Tax residence	: England

Part 2
(Opsys UK Limited)

1.	Registered number	: 04421247

2.	Place of incorporation	: England

3.	Address of registered office	: 2 Temple Beck East, Temple Quay, Bristol BS1 6EG

4.	Class of company	: Private Limited

5.	Authorised share capital	:	£1,000.

6.	Issued share capital on the date hereof	:	1 Ordinary Share of £1

7.	Issued share capital on the Completion Date	:	£1,000.

8.	Directors :

Full Name	Usual residential address	Nationality
Alexis Zervoglos	40 Sloane Court West London SW3 4TB	American

Michael Holmes	3 Capel Close Oxford OX2 7LA	British
9. Secretary:

Ovalsec Limited	2 Temple Quay East, Temple Quay, Bristol BS1 6EG

Part 3

(Opsys US Corporation)

1.	Registered number	:	33672487

2.	Place of incorporation	:	Delaware

3.	Address of registered office	:	2711 Centerville Road, Suite 400 Wilmington, Delaware 19808, County of New Castle USA

4.	Class of company	:	Delaware Corporation

5.	Authorised share capital	:	1,000 shares of Common Stock, $0.001 par value per share

6.	Issued share capital	: 1,000 shares of Common Stock, $0.001 par value per share

7.	Directors:

Full Name	Usual residential address	Nationality
Michael Holmes	3 Capel Close, Oxford OX2 7LA	British

Damoder Reddy	16457 West Mozart Avenue, Los Gatos, CA 95032, USA	American

Part 4

(Opsys 2 Corporation)

1.	Registered number	: 3228443

2.	Place of incorporation	: Delaware

3.	Address of registered office	1013 Centre Road, Wilmingon, Delaware 19805, County of New Castle USA

4.	Class of company	Delaware Corporation

5.	Authorised share capital	1,000 share of Common Stock $0.001 par value per share

6.	Directors

Full Name	Usual residential address	Nationality
Michael Holmes	3 Capel Close, Oxford OX2 7LA	British

Alexis Zervoglos	40 Sloane Court West London, SW3 4TB	American

Schedule 7

Part 1

Acquired Employees

1. Amanda Kelly

2. Annette Steudel

3. Ben Brosh

4. Chris Shipley

5. Colin Bannister

6. Derek Babbington

7. Elizabeth Potterton

8. Hua Hong Shi

9. Jane Burrage

10. John Pillow

11. Kai Look

12. Mark Andrews

13. Natasha Conway

14. Nick Popham

15. Nigel Bailey

16. Mark Bale

17. Michael Frampton

18. Neil Maxted

19. Nigel Male

20. Scott Watkins

21. Tuan Ly

22. Verena Brogden

23. Xuhua Wang

24. Zugang Liu

Part 2

Acquired Consultants

1. Andrew Beeby

2. Carl Redshaw

3. Ifor Samuel

4. Paul Burn

5. William Barnes

Part 3

Excluded Individuals

1. Alexis Zervoglos

2. Catherine Hindle

3. Christine Tedeschi

4. Damoder Reddy

5. David Martin

6. Dean Mathieson

7. Donald Barclay

8. Ebinezar Namdas

9. Esteban Roman Vella

10. Gary Richards

11. George Robb

12. Graham Turnbull

13. Janet Green

14. John Baits

15. Jonathan Bradford

16. Jonathan Markham

17. Michael Holmes

18. Mounir Halim

19. Philip Wood

20. Rebecca Lingwood

21. Richard Beavington

22. Sanjay Sharma

23. Shih Chun Lo

24. Steven Magennis

25. Susie Jenkins

26. Sylvia Bettington

27. Thomas Anthopoulos

28. Victor Christou

Schedule 8

(Property)

Present lessee (owner)	Date of Lease	Parties	Term	Current principal rental (excluding VAT)	Short description	Use
Opsys Limited	23 November 1999	The University of Oxford (1) Opsys Limited (2)	Commencing on 1 October 1999 and ending on 30 September 2004	£52,000	Unit 8 Begbroke Business and Science Park, Yarnton, Oxfordshire	Research and Development purposes

Opsys Limited	24 August 2001	The University of Oxford (1) Opsys Limited (2)	Commencing on 24 August 2001 and ending on 30 September 2004	£5,000	Reception area between Units 7 and 8 Begbroke Business and Science Park, Yarnton, Oxfordshire	Reception Area

Schedule 9

(CDT’s Warranties)

1.1	Authorisations

CDT has obtained all requisite corporate authorisations and all other applicable governmental, statutory, regulatory or other consents, licences, waivers or exemptions required to empower it to enter into and to perform its obligations under this agreement and each document to be executed by it at or before Completion.

1.2	Proper Execution

This agreement and each document contemplated hereby to be executed at or before Completion, or when the relevant document is executed will constitute binding obligations on CDT in accordance with their terms.

1.3	Incorporation and Existence

CDT is a corporation duly incorporated under the laws of the State of Delaware and has been in continuous existence since incorporation.

1.4	Share Capital

As of the date hereof, the authorized capital stock of CDT consists of (i) 21,450,000 shares of Class A Common Stock, of which 15,890,029.75 shares are issued and outstanding, and (ii) 850,000 shares of Class B Common Stock, par value $.01 per share, of which 311,692 shares are issued and outstanding as of the date hereof. As at Completion, the authorized capital stock of CDT shall consist of (i) 21,450,000 shares of Class A Common Stock, of which 15,890,029.75 shares will be issued and outstanding, and (ii) 850,000 shares of Class B Common Stock, par value $.01 per share, of which 311,692 shares will be issued and outstanding. Except for (i) 1,503,950 outstanding options issued pursuant to CDT’s stock incentive plans (including options that CDT is contractually bound to issue pursuant to employment letters, letters of commitment and consultant agreements), to purchase shares of CDT’s Class A Common Stock, and (ii) the Warrant, dated August 12, 2000, to purchase 5,500 shares of CDT’s Class A Common Stock, issued to Heidrick & Struggles, Inc., there are no outstanding subscriptions, options, warrants, calls, conversions or other rights, agreements, commitments, arrangements or understandings of any kind obligating CDT to issue or sell any capital stock of CDT, or securities convertible into or exchangeable for any capital stock of CDT, and no authorization therefor has been given. Notwithstanding the foregoing, on 16 July, 2002, KIA VI purchased 526,316 shares of the Company’s Class A Common Stock at $16.15 a share and KEP VI purchased 92,879 shares of the Company’s Class A Common Stock at $16.15 a share, but these shares have not yet been issued, and the Company has engaged in discussions with an affiliate of Hillman CDT and Hillman CDT 2000 concerning a $10 million investment for shares of the Company’s Class A Common Stock, but this investment has not yet been funded. In the event that this investment is not funded and assuming that the Company has a need for financing, the Company expects to make alternative arrangements for the financing with KIA VI and/or KEP VI on terms to be agreed. Except as set forth in Article VIII of the By-Laws and except with respect to 928,793 shares of CDT’s Class A Common Stock that have been issued to certain strategic investors, there are no preemptive or similar rights on the part of any holders of capital stock of CDT. The CDT Shares issued in satisfaction of the Option Exercise Price hereunder, when issued and delivered in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of any liens or encumbrances other than those created by Opsys or the Opsys Shareholders pursuant to the By-Laws or the Registration Rights Agreement.

1.5	Dividends

Since CDT’s Accounts date, CDT has not resolved to pay any dividends.

1.6	Option Exercise Price
(a)	CDT has sufficient authorised share capital and is duly authorised to issue the CDT Shares, in satisfaction of the Option Exercise Price in accordance with the terms of this agreement.

(b)	When issued as contemplated by the agreement the CDT Shares issued in satisfaction of the Option Exercise Price will be credited as fully paid.

(c)	When issued as contemplated by the agreement there will be no charges or encumbrances in relation to any of the CDT Shares issued in satisfaction of the Option Exercise Price. No person has claimed to be entitled to any charges or encumbrances in relation to any of such shares and no member of CDT’s Group is under any obligation (whether actual or contingent) to charge any of such shares to any person.

(d)	Other than this agreement and except as set out in CDT’s Disclosure Letter, there is no agreement, arrangement or obligation, to which CDT is a party which requires the creation, allotment, issue, sale, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, sale, transfer, redemption or repayment of, a share in the capital of CDT (including an option or right of pre-emption or conversion).

1.7	CDT’s Accounts - General

(a)	CDT’s Accounts present fairly, in all material respects, the:

(i)	assets, liabilities, financial position at CDT’s Accounts Date; and

(ii)	the results of operations for the financial year ended on CDT’s Accounts Date.

of CDT (or of CDT and its subsidiaries to the extent that they are consolidated accounts).

(b)	Except as noted therein CDT’s Accounts have been prepared and audited in accordance with the standards, principles and practices specified on the face of CDT’s Accounts applied on a consistent basis and subject thereto in accordance U.S. generally accepted accounting principles (“US GAAP”) consistently applied.

(c)	Except as noted therein, CDT’s Accounts have been prepared on a basis consistent with the basis upon which all audited accounts of CDT have been prepared in respect of the three years before CDT’s Accounts Date.

1.8	Liabilities

CDT’s Accounts make adequate provision or reserve for or disclose all liabilities (including all contingent or deferred liability to Tax) of CDT whether actual, contingent or otherwise.

1.9	Extraordinary and Exceptional Items

Except as noted therein, the results shown by the consolidated audited profit and loss accounts of CDT’s Group for each of the three financial years of CDT and CDT’s Group ended on CDT’s Accounts Date has not (except as disclosed in those accounts) been affected by an extraordinary, exceptional or non-recurring item or by any other matter known by CDT making the profits or losses for a period covered by any of those accounts unusually high or low.

1.10	Off Balance Sheet Financing

No member of CDT’s Group is engaged in any financing (including the incurring of any borrowing or any indebtedness in the nature of acceptances or acceptance credits) of a type which would not be required by US GAAP to be shown or reflected in CDT’s Accounts.

1.11	Changes since CDT’s Accounts Date

Since CDT’s Accounts Date:

(a)	CDT has carried on its business in the ordinary and usual course and so as to maintain the business as a going concern;

(b)	so far as CDT is aware there has been no material adverse change in the financial position of CDT.

1.12	At CDT’s Accounts Date, CDT did not have an aggregate liability in excess of £50,000 (whether actual, contingent, unquantified or disputed) or outstanding capital commitment which is not adequately disclosed or provided for in CDT’s Accounts.

1.13	Litigation

CDT during the two years ending on the date of this agreement has not been involved in any civil, criminal, arbitration, administrative or other proceeding in any jurisdiction which is still pending and which is material to the operation of its business. So far as CDT is aware, no civil, criminal, arbitration, administrative or other proceeding in any jurisdiction is pending or threatened by or against CDT which would reasonably be expected to be material to the operation of its business.

Schedule 10

(Agreements for the issue of shares)

1.	Conversion Warrant dated 7 September 2001 between the Company and 3i Group plc.

2.	Conversion Warrant dated on or about 17 April 2002 between the Company and NIF Funds.

3.	Option Agreement dated on or about 17 April 2002 between the Company and Quester VCT plc.

4.	Option Agreement dated on or about 17 April 2002 between the Company and Quester VCT 2 plc.

5.	Option Agreement dated on or about 17 April 2002 between the Company and Quester VCT 3 plc.

6.	Option Agreement dated on or about 17 April 2002 between the Company and Quester VCT 4 plc.

7.	Conversion Warrant dated on or about 17 April 2002 between the Company and Dresdner Kleinwort Wasserstein Partnership 2001 LP1.

8.	Conversion warrants issued as part of November 2001 bridging finance round to the following private investors:-

(a) G. Barnes

(b) T. Chipperfield

(c) G. Curran

(d) EFC Bank

(e) R. Gray

(f) HAHEI Limited

(g) R. Helms

(h) JBG Enterprises Limited

(i) J. Kay

(j) J. Lawrence

(k) J. McCallion

(l) D. Ray

(m) G. Skovron

(n) H. Smith

(o) Tember Development Limited

(p) Lady A. Wood

(q) Sir M. Wood

(r) M. Holmes

(s) P. Johnson

(t) R. Koch

(u) A. Zervoglos

(v) G. Handjinicolaou

(w) The Isis College Fund 1

(x) The Isis College Fund 2

(y) J. Pethick

9.	Conversion warrants issued as part of 2002 bridging finance round to the following private investors:-

(a) P. Brunet

(b) JGB Enterprises

(c) R. Koch

(d) L. Kolodny

(e) J. McCallion

(f) Lady A. Wood

(g) Sir M. Wood

(h) A. Zervoglos

10.	Warrant between the Company and European Venture Partners Limited.

11.	Supplemental Investment Agreement dated 17 April between the Company (1) Michael Holmes and others (2) The University of Oxford (3) 3i Group plc (4) Quester VCT plc and others (5) HAHEI Limited and others (6) NIF Ventures Co., Ltd and others (7) Dresdner Kleinwort Wasserstein Partnership 2001 LP (8) The Isis College Funds (9) Alexis Zervoglos and others (10) Victor Christou and others (11) Quester Nominees Limited (12).

12.	Option Agreement dated 9 July 2002 between the Company and Toppan Printing Company, Limited.

13.	Various options granted to employees and consultants as set out in tab 44.1 of the disclosure bundle annexed to the Disclosure Letter.

14.	Warrant between the Company and Sunnyside Development Company LLC (contained in the terms of the US Lease).

Schedule 11

(Opsys shareholder warranties)

1.1	Restrictions on Disposition. Each Opsys Shareholder represents and warrants that it is receiving CDT Shares in satisfaction of the Option Exercise Price (“Exercise Price Shares”) solely for such shareholder’s own account and not with a view to, or for sale in connection with, any distribution thereof, including, but not limited to, its limited partners. Each Opsys Shareholder agrees that neither it nor any of its limited partners if applicable will, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any of the Exercise Price Shares (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of any of the Exercise Price Shares or any interest therein or any rights relating thereto, except in compliance with the Securities Act, all applicable U.S. state securities or “blue sky” laws as they may be amended from time to time, this Agreement as it may be amended from time to time, the Investor Rights Agreement as it may be amended from time to time, the By-Laws and the Registration Rights Agreement. Each Opsys Shareholder acknowledges that any attempt by any Opsys Shareholder, directly or indirectly, to offer, transfer, sell, pledge, hypothecate or otherwise dispose of any Exercise Price Shares or any interest therein or any rights relating thereto without complying with the provisions of the Securities Act, all applicable U.S. state securities or “blue sky” laws as they may be amended from time to time, this Agreement as it may be amended from time to time, the Investor Rights Agreement as it may be amended from time to time, the By-Laws and the Registration Rights Agreement shall be void and of no effect. Each Opsys Shareholder hereby: (i) certifies that it has read and understands the restrictions on the transfer of the Exercise Price Shares as set forth in Article VII of the By-Laws (the “By-Law Restrictions”), (ii) understands and consents that as a “Minority Investor” under the By-Laws, the By-Law Restrictions apply to the Exercise Price Shares, (iii) certifies that such Opsys Shareholder has read and understands the restrictions on the transfer of the Exercise Price Shares set forth in the Registration Rights Agreement, including, but not limited to, the holdback provisions set forth in Section 5 of such agreement (the “Registration Rights Restrictions”), (iv) understands and consents that as “Registrable Securities” under the Registration Rights Agreement, the Registration Rights Restrictions apply to the Exercise Price Shares, and (v) covenants that such Opsys Shareholder will not challenge the enforceability of the By-Law Restrictions or the Registration Rights Restrictions in any court of law.

1.2	Securities Laws Matters. Each Opsys Shareholder acknowledges receipt of advice from CDT that (i) the Exercise Price Shares have not been registered under the Securities Act or qualified under any U.S. state securities or “blue sky” laws, (ii) it is not anticipated that there will be any public market for the Exercise Price Shares, (iii) the Exercise Price Shares must be held indefinitely and such Opsys Shareholder must continue to bear the economic risk of holding the Exercise Price Shares unless the Exercise Price Shares are subsequently registered under the Securities Act and such U.S. state laws or an exemption from registration is available, (iv) Rule 144 promulgated under the Securities Act (“Rule 144”) is not presently available with respect to sales of any securities of CDT and CDT has made no covenant to make Rule 144 available and Rule 144 is not anticipated to be available in the foreseeable future, (v) when and if the Exercise Price Shares may be disposed of without registration in reliance upon Rule 144, such disposition can be made only in limited amounts and in accordance with the terms and conditions of such Rule, (vi) if the exemption afforded by Rule 144 is not available, sale of the Exercise Price Shares without registration will require the availability of an exemption under the Securities Act, (vii) applicable restrictive legends in the forms set forth in Section 6.07 of the By-Laws shall be placed on the certificate representing the Exercise Price Shares and (viii) a notation shall be made in the appropriate records of CDT indicating that the Exercise Price Shares are subject to restrictions on transfer and, if CDT should in the future engage the services of a stock transfer agent, appropriate stock-transfer instructions will be issued to such transfer agent with respect to the Exercise Price Shares.

1.3	Ability to Bear Risk. Each Opsys Shareholder represents and warrants that (i) the financial situation of such Opsys Shareholder is such that it can afford to bear the economic risk of holding the Exercise Price Shares for an indefinite period and (ii) such Opsys Shareholder can afford to suffer the complete loss of value in the Exercise Price Shares.

1.4	Access to Information; Sophistication; Lack of Reliance. Each Opsys Shareholder represents and warrants that (i) such Opsys Shareholder has been granted the opportunity to ask questions of, and receive answers from, representatives of CDT concerning CDT and the terms and conditions of investing in the Exercise Price Shares and to obtain any additional information that such Opsys Shareholder deems necessary, (ii) such Opsys Shareholder’s knowledge and experience in financial and business matters is such that such Opsys Shareholder is capable of evaluating the merits and risks of investing in the Exercise Price Shares and (iii) such Opsys Shareholder has carefully reviewed the terms and provisions of the By-Laws and the Registration Rights Agreement and has evaluated the restrictions and obligations contained therein. In furtherance of the foregoing, each Opsys Shareholder represents and warrants that (i) no representation or warranty, express or implied, whether written or oral, as to the financial condition, results of operations, prospects, properties or business of CDT or as to the desirability or value of holding Exercise Price Shares has been made to Opsys by or on behalf of CDT, except for those representations and warranties contained in Schedule 11, (ii) such Opsys Shareholder has relied upon its own independent appraisal and investigation, and the advice of such Opsys Shareholder’s own counsel, tax advisors and other advisors, regarding the risks of holding

Exercise Price Shares and (iii) such Opsys Shareholder will continue to bear sole responsibility for making its own independent evaluation and monitoring of the risks of holding Exercise Price Shares.

1.5	Accredited Investors/Non-U.S. Persons. Each Opsys Shareholder represents and warrants that it and its limited partners (if any) are either “accredited investors” as such term is defined in Rule 501(a) promulgated under the Securities Act or that it and its limited partners are not “U.S. persons” and are not acquiring the Exercise Price Shares for the account or benefit of any “U.S. persons” as such term is defined in Regulation S promulgated under the Securities Act.

Executed as a deed by	)	/s/ David Fyfe	Authorised Signatory
CDT ACQUISITION CORP.	)
acting by	)
	)	/s/ Eric Lucas	Authorised Signatory

Executed as a deed by	)	/s/ David Fyfe	Director
CAMBRIDGE DISPLAY	)
TECHNOLOGY LIMITED	)
acting by	)	/s/ Eric Lucas	Director/Secretary

Executed as a deed by	)	/s/ Michael Holmes	Director
OPSYS LIMITED	)
acting by	)
	)	/s/ Alexis Zervoglos	Director/Secretary

Executed as a deed by	)	/s/ Michael Holmes	Director
OPSYS UK LIMITED	)
acting by	)
	)	/s/ Alexis Zervoglos	Director/Secretary

Executed as a deed by	)
ALEXIS ZERVOGLOS	)	/s/ Alexis Zervoglos
in the presence of	)

Witness’s signature		/s/ Jeremy Osler

Name (print)		/s/ Jeremy Osler

Address		Ashursts 5 Appold Street

Occupation		Solicitor

Executed as a deed by	)
MICHAEL HOLMES	)	/s/ Michael Holmes
in the presence of	)

Witness’s signature		/s/ Jeremy Osler

Name (print)		/s/ Jeremy Osler

Address		Ashursts 5 Appold Street

Occupation		Solicitor

Executed as a deed in acceptance of	)
binding obligations under clauses	)
21, 23, 24 and 28 only by	)	/s/ Michael Holmes	Authorised Signatory
OPSYS US CORPORATION	)
acting by	)
	)	/s/ Alexis Zervoglos	Authorised Signatory

Executed as a deed in acceptance of	)
binding obligations under clauses	)	/s/ Michael Holmes	Authorised Signatory
21, 23, 24 and 28 only by	)
OPSYS 2 CORPORATION	)
acting by	)
	)	/s/ Alexis Zervoglos	Authorised Signatory